UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Teleflex Incorporated

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550 East Swedesford Road, Suite 400

Wayne, Pennsylvania 19087

Notice of Annual Meeting of Stockholders

To Be Held on April 29, 2016

March 24, 2016

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

The annual meeting of stockholders (the “Annual Meeting”) of Teleflex Incorporated will be held on Friday, April 29, 2016 at 11:00 a.m., local time, at the Company’s headquarters, located at 550 East Swedesford Road, Wayne, Pennsylvania 19087, for the following purposes:

1. To elect three directors to serve on our Board of Directors for a term of three years or until their successors have been duly elected and qualified;

2. To vote upon a proposal to approve the Teleflex Incorporated 2016 Executive Incentive Plan;

3. To vote upon a proposal to approve, on an advisory basis, the compensation of our named executive officers;

4. To vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016; and

5. To transact such other business as may properly come before the meeting.

Our Board of Directors has fixed Monday, March 4, 2016 as the record date for the Annual Meeting. This means that owners of our common stock at the close of business on that date are entitled to receive notice of, and to vote at, the Annual Meeting.

Stockholders are requested to date, sign and return the enclosed proxy card in the enclosed envelope. No postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437), or via the internet at www.voteproxy.com.

By Order of the Board of Directors,

James J. Leyden, Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

TELEFLEX INCORPORATED

550 East Swedesford Road, Suite 400

Wayne, Pennsylvania 19087

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Teleflex Incorporated (the “Company”) for use at the Company’s annual meeting of stockholders (the “Annual Meeting”) to be held on Friday, April 29, 2016, 11:00 a.m. local time, at the Company’s headquarters, located at 550 East Swedesford Road, Wayne, Pennsylvania 19087. The proxies may also be voted at any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on March 4, 2016, the record date for the meeting, are entitled to vote. Each owner of record on the record date is entitled to one vote for each share of common stock held. On the record date, the Company had 41,701,908 shares of common stock outstanding.

This proxy statement and the enclosed form of proxy are being mailed to stockholders on or about March 28, 2016. A copy of the Company’s 2015 Annual Report is provided with this proxy statement.

The Company will pay the cost of solicitation of proxies. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company reimburses banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners of the Company’s common stock.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on April 29, 2016

This proxy statement, the accompanying Notice of Annual Meeting, proxy card and our 2015 Annual Report are available at http://www.teleflex.com/ProxyMaterials.

QUESTIONS AND ANSWERS

1.	What is a “proxy”?

It is your way of legally designating another person to vote for you. That other person is called a “proxy.” If you designate another person as your proxy in writing, the written document is called a “proxy” or “proxy card.”

2.	What is a “proxy statement”?

It is a document required by the Securities and Exchange Commission (the “SEC”) that contains information about the matters that stockholders will vote upon at the Annual Meeting. The proxy statement also includes other information required by SEC regulations.

3.	What is a “quorum”?

A quorum is the minimum number of stockholders who must be present at the Annual Meeting or voting by proxy in order to conduct business at the meeting. A majority of the outstanding shares, whether present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

4.	How many votes are required to elect director nominees and approve the proposals?

To be elected at the meeting, a director nominee must receive the affirmative vote of a majority of the votes cast. For this purpose, a majority of the votes cast means that the number of votes cast in favor of a director nominee must exceed the number of votes cast against that director nominee. Abstentions and “broker non-votes” will have no effect on the vote.

Approval of each of the other proposals requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions are counted as votes against a proposal, while broker non-votes will not be included in the vote count and will have no effect on the vote.

5.	What is a “broker non-vote”?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

6.	How do I vote?

You may vote through any of the following methods:

•	attend the Annual Meeting in person and submit a ballot,
•	sign and date each proxy card you receive and return it in the prepaid envelope included in your proxy package,
•	vote by telephone by calling 1-800-PROXIES (776-9437) or
•	vote via the internet at www.voteproxy.com.

The shares represented by a proxy will be voted in accordance with the instructions you provide in the proxy card or that you submit via telephone or the internet, unless the proxy is revoked before it is exercised. Any proxy card which is signed and returned but does not indicate voting instructions will be counted as a vote FOR the election of the director nominees described in this proxy statement, FOR the approval of the Teleflex Incorporated 2016 Executive Incentive Plan, FOR the approval, on an advisory basis, of the compensation of our named executive officers and FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.

If your shares are held by a broker, bank or other holder of record, please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.

7.	What should I do if I receive more than one proxy card?

If you hold shares registered in more than one account, you may receive more than one copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card that you receive or, if you submit a proxy by telephone or the internet, submit one proxy for each proxy card you receive.

8.	How can I revoke my proxy?

You may revoke your proxy at any time before the proxy is exercised by delivering a signed statement indicating your revocation to our Corporate Secretary at our principal executive offices at 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087 at or prior to the Annual Meeting. Alternatively, you may revoke your proxy by timely executing and delivering, by internet, telephone, mail, or in person at the Annual Meeting, another proxy dated as of a later date. You also may revoke your proxy by attending the Annual Meeting in person and voting by ballot. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of nine members divided into three classes, with one class being elected each year for a three-year term. At the Annual Meeting, three directors will be elected for terms expiring at our annual meeting of stockholders in 2019 or until their successors are duly elected and qualified. The Board, upon the recommendation of the Governance Committee, has nominated Patricia C. Barron, W. Kim Foster and Jeffrey A. Graves for election to the Board for three-year terms. Each of the nominees is a continuing director who previously was elected by our stockholders.

Our bylaws generally require that, in order to be elected in an uncontested election of directors, a director nominee must receive a majority of the votes cast with respect to that director’s election (for this purpose, a majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director will continue to serve on the board of directors. However, under our Corporate Governance Principles, the Board will not nominate for director any incumbent director unless the director has submitted in writing his or her irrevocable resignation, which would be effective if the director does not receive the required majority vote and the Board accepts the resignation. Generally, if an incumbent director does not receive the required majority vote, our Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether to take other action. The Board would act on the resignation, generally within 90 days from the date that the election results are certified. The Board’s decision and an explanation of any determination with respect to the director’s resignation will be disclosed promptly in a current report on Form 8-K filed with the SEC.

Our goal is to assemble a Board that operates cohesively and works with management in a constructive way so as to deliver long term stockholder value. In addition, the Board believes it operates best when its membership reflects a diverse range of experiences and areas of expertise. To this end, the Board seeks to identify candidates whose respective experience expands or complements the Board’s existing expertise in overseeing our company. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity and to have business, professional, academic, government or other experience which is relevant to our business and operations. In evaluating nominees for election to the Board, our Board and Governance Committee consider diversity principally from the standpoint of differences in occupational experience, education, skills, race, gender and national origin. However, there is no set list of qualities or areas of expertise used by the Board in its analysis because it assesses the attributes each particular candidate could bring to the Board in light of the then-current composition of the Board. We believe our current directors possess valuable experience in a variety of areas, which enables them to guide Teleflex in the best interests of the stockholders. Information regarding each of our nominees and continuing directors is set forth below.

Under our Corporate Governance Principles, a director must retire from the Board at the expiration of his or her term following attainment of age 71, except in special circumstances that must be described in a resolution adopted by the Board requesting such director to defer retirement. In the event of such a deferral, our Corporate Governance Principles require the director whose service has been extended to offer to resign from the Board each year thereafter, providing the Board with an opportunity to reevaluate the deferral of the director’s retirement on an annual basis. In February 2016, our Board waived the mandatory retirement age under our Corporate Governance Principles with respect to Ms. Barron so that she could stand for re-election to the Board at the Annual Meeting. The Board determined to waive application of the mandatory retirement policy with respect to Ms. Barron because it continues to value her insights on our business and her leadership as our Lead Director. In accordance with our Corporate Governance Principles, the Board will reevaluate the deferral of Ms. Barron’s retirement on an annual basis.

Nominees for election to the Board of Directors

Patricia C. Barron	-

Ms. Barron, 73, has been a director of Teleflex since 1998 and currently serves as our Lead Director and as chair of the Governance Committee. Ms. Barron retired in 2003 after serving, from 2000 to 2003, as a clinical professor at the Leonard N. Stern School of Business of New York University, where she focused on issues of corporate governance and leadership. Prior to 2003, Ms. Barron had a 28 year career in business, which included various positions with Xerox Corporation. Most recently, she was Vice President of Business Operations Support for Xerox in 1998 and President of Engineering Systems from 1994 to 1998. Prior to joining Xerox, Ms. Barron was an associate with McKinsey and Company. Ms. Barron currently serves on the board of Quaker Chemical Corporation.

Ms. Barron’s business experience enables her to contribute to the Board with regard to a wide range of operational, financial and strategic planning matters. In addition, her academic and business experience renders her well qualified to address corporate governance and other Board matters as our Lead Director. Her 18 year tenure as a Teleflex director also gives her an institutional knowledge regarding our company that is helpful to the Board in addressing strategic and governance issues.

W. Kim Foster	-

Mr. Foster, 67, has been a director of Teleflex since 2013 and currently serves as chair of the Audit Committee. Mr. Foster retired in 2012 after a 34-year career with FMC Corporation, a chemical manufacturer. Most recently, he served as Executive Vice President and Chief Financial Officer of FMC from 2001 to 2012. From 1998 to 2000, he was Vice President and General Manager of FMC’s agricultural products group. From 1978 to 1997, Mr. Foster held various management and financial positions with FMC. Mr. Foster currently serves as a director of Hexcel Corporation.

Mr. Foster’s extensive executive and management experience, which includes significant international experience, enables him to provide a wide range of perspectives on financial and business initiatives. In addition, his long experience as a financial executive renders him especially well qualified to assist the Board in addressing a variety of financial and budgeting matters and in its oversight of the integrity of our financial statements and our internal controls.

Jeffrey A. Graves, Ph.D.	-	Dr. Graves, 54, has been a director of Teleflex since 2007 and currently serves as a member of the Compensation Committee. Since May 2012, he has been President and Chief Executive Officer of MTS Systems Corporation, a provider of mechanical test systems and position sensors for machine automation. From July 2005 to May 2012, he was the President and Chief Executive Officer of C&D Technologies, Inc., a producer of electrical power storage systems. From 2001 to 2005 he was employed by Kemet Corporation, where he served as Chief Executive Officer from 2003 to 2005, President and Chief Operating Officer from 2002 to 2003 and Vice President of Technology and Engineering from 2001 to 2002. From 1994 to 2001, Dr. Graves was employed by General Electric Company, holding a variety of management positions in its

Power Systems Division and in research and development. Prior to joining General Electric, Dr. Graves was employed by Rockwell International and Howmet Corporation, now a part of Alcoa Corporation. Dr. Graves currently serves as a director of MTS Systems Corporation and Hexcel Corporation.

Dr. Graves’ extensive experience in executive and management roles with companies engaged in manufacturing and development enables him to share valuable perspectives with the Board on manufacturing, engineering, operations and finance matters. In addition, Dr. Graves’ significant experience with respect to matters related to international market development, particularly in China, enables him to provide valuable insights with respect to our global marketing efforts and strategic initiatives.

In the unlikely event that any nominee becomes unable or unwilling to stand for election, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

The following individuals currently serve as directors in the two other classes. Their terms will end at the Annual Meetings in 2017 and 2018, respectively.

Terms expiring in 2017

George Babich, Jr.	-

Mr. Babich, 64, has been a director of Teleflex since 2005 and currently serves as a member of the Governance Committee. Since February 2013, he has been the President and Chief Executive Officer of Checkpoint Systems, Inc., a provider of retail security, labeling and merchandising systems and products. He served as interim President and Chief Executive Officer of Checkpoint from May 2012 to February 2013. Previously, Mr. Babich had been retired since 2005 after serving for nine years in various executive and senior level positions at The Pep Boys — Manny Moe & Jack, an automotive retail and service chain. Most recently, Mr. Babich served as President of Pep Boys from 2004 to 2005 and as President and Chief Financial Officer from 2002 to 2004. Prior to joining Pep Boys, Mr. Babich held various financial executive positions with Morgan, Lewis & Bockius LLP, The Franklin Mint, PepsiCo Inc. and Ford Motor Company. Mr. Babich currently serves as a director of Checkpoint Systems, Inc.

Mr. Babich’s executive and senior management experience enables him to address a wide range of perspectives on management, operations and strategic planning. In addition, his long experience as a financial executive enables him to assist the Board in addressing a variety of financial and budgeting matters.

William R. Cook	-	Mr. Cook, 72, has been a director of Teleflex since 1998 and currently serves as chair of the Compensation Committee. Mr. Cook retired after having served, from 1999 to 2002, as President and Chief

Executive Officer of Severn Trent Services, Inc., a water and waste utility company. From 1993 to 1998, Mr. Cook was the Chairman, President and Chief Executive Officer of Betz Dearborn, Inc. Mr. Cook currently serves as a director of Quaker Chemical Corporation and The Penn Mutual Life Insurance Company.

Mr. Cook’s experience as a chief executive officer enables him to address a wide range of perspectives on management, strategic and financial planning and budgeting processes, and also enables him to contribute meaningfully to the Compensation Committee. His 18 year tenure as a Teleflex director also gives him an institutional knowledge regarding our company that is helpful to the Board in addressing strategic and governance issues.

Benson F. Smith	-	Mr. Smith, 68, has been a director of Teleflex since 2005 and our Chairman, President and Chief Executive Officer since January 2011. Earlier, Mr. Smith was the managing partner of Sales Research Group, a research and consulting organization, and also served as the Chief Executive Officer of BFS & Associates LLC, which specialized in strategic planning and venture investing. Prior to that, Mr. Smith worked for C.R. Bard, Inc., a company specializing in medical devices, for approximately 25 years, where he held various executive and senior level positions. Most recently, Mr. Smith served as President and Chief Operating Officer of C.R. Bard from 1994 to 1998. Mr. Smith currently serves on the boards of a variety of academic and health-related organizations, including the Advanced Medical Technology Association.

Mr. Smith’s extensive experience in the medical device industry and intimate knowledge of our business enables him to share meaningful perspectives regarding our operations, strategic planning and growth initiatives. In addition, his management and consulting experience enables Mr. Smith to provide a wide range of perspectives on management issues.

Terms Expiring in 2018

Candace H. Duncan	-

Ms. Duncan, 62, has been a director of Teleflex since 2015 and currently serves as a member of the Audit Committee. Ms. Duncan retired in November 2013 after a 35-year career with KPMG LLP, a public accounting firm. From 2009 until her retirement, she was the managing partner of KPMG’s Washington, D.C. office and served on KPMG’s board of directors. Earlier, Ms. Duncan served in various capacities at KPMG, including managing partner for audit for the Mid-Atlantic area and audit partner in charge of KPMG’s Virginia business unit. Ms. Duncan is currently a director of Discover Financial Services and FTD Companies, Inc.

Ms. Duncan’s extensive experience in public accounting enables her to provide helpful insights to the Board on financial matters. Her background renders her especially well-qualified to assist the Board in addressing a variety of financial and budgeting matters and in its oversight of the integrity of our financial statements and our internal controls.

Stephen K. Klasko, M.D.	-

Dr. Klasko, 62, has been a director of Teleflex since 2008 and currently serves as a member of the Audit Committee. Since June 2013, he has been the President and Chief Executive Officer of Thomas Jefferson University and Jefferson Health. From September 2004 to June 2013, Dr. Klasko served as Dean of the College of Medicine of the University of South Florida. From 2009 to June 2013, Dr. Klasko also served as the Chief Executive Officer of USF Health, which encompasses the University of South Florida’s colleges of medicine, nursing and public health. He was a Vice President of USF Health from 2004 to 2009. Dr. Klasko served as Dean of the College of Medicine of Drexel University from 2000 to 2004.

Dr. Klasko’s background in medicine and business enables him to provide valuable insights with regard to our strategic and growth initiatives. His background in medicine enables him to provide a unique and practical perspective regarding the application and marketing of our medical device products, as well as trends in global healthcare markets.

Stuart A. Randle	-

Mr. Randle, 56, has been a director of Teleflex since 2009 and currently serves as a member of the Compensation and Governance Committees. Since December 2015, he has been the Chief Executive Officer of Ivenix, Inc., a venture-backed medical device company. Previously, Mr. Randle had been retired since September 2014 after serving for 10 years as President and Chief Executive Officer of GI Dynamics, Inc., a medical device company. From 2003 to 2004, he served as Interim Chief Executive Officer of Optobionics Corporation, a medical device company. From 2002 to 2003, Mr. Randle held the position of Entrepreneur in Residence of Advanced Technology Ventures, a healthcare and information technology venture capital firm. From 1998 to 2001, he was President and Chief Executive Officer of Act Medical, Inc. Prior to 1998, Mr. Randle held various senior management positions with Allegiance Healthcare Corporation and Baxter International Inc. Mr. Randle currently serves as a director of Beacon Roofing Supply, Inc. and Flex Pharma, Inc.

Mr. Randle’s medical device company experience, coupled with past senior management positions at medical device companies, enables him to provide valuable insights regarding a variety of business, management and technical issues.

CORPORATE GOVERNANCE

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, which include guidelines for the determination of director independence, the operation, structure and meetings of the Board, the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of our website, www.teleflex.com. Also available on the Investors page are other corporate governance documents, including the Code of Ethics, the Code of Ethics for Chief Executive Officer and Senior Financial Officers and the charters of the Audit, Compensation and Governance Committees. You may request these documents in print form by contacting us at Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. Any amendments to, or waivers of, the codes of ethics will be disclosed on our website promptly following the date of such amendment or waiver.

Board Independence

The Board has affirmatively determined that George Babich, Jr., Patricia C. Barron, William R. Cook, Candace H. Duncan, W. Kim Foster, Jeffrey A. Graves, Stephen K. Klasko and Stuart A. Randle are independent within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”). All of the independent directors meet the categorical standards set forth in the Corporate Governance Principles described below, which were adopted by the Board to assist it in making determinations of independence. The Board has further determined that the members of the Audit, Compensation and Governance Committees are independent within the meaning of the NYSE listing standards, and that the members of the Audit Committee and Compensation Committee meet the additional independence requirements of the NYSE applicable to audit committee and compensation committee members. In making its determination with respect to Dr. Klasko, the Board considered his position as President and Chief Executive Officer of Thomas Jefferson University, a health sciences university (“TJU”), and Jefferson Health, a regional integrated healthcare organization (“JH”), to which we have sold products for many years. After reviewing the transactions and our business relationship with TJU and JH, the Board determined that Dr. Klasko does not have a direct or indirect material interest in the transactions and that our business relationships with TJU and JH do not diminish the ability of Dr. Klasko to exercise his independent judgment on issues affecting our business.

To assist the Board in making independence determinations, the Board has adopted the following categorical standards. The Board may determine that a director is not independent notwithstanding that none of the following categorical disqualifications apply. However, if any of the following categorical disqualifications apply to a director, he or she may not be considered independent:

•

A director who is an employee of our company, or whose immediate family member is an executive officer of our company, may not be considered independent until the expiration of three years after the end of such employment.

•

A director who has received, or who has an immediate family member (unless such immediate family member has ceased to be an immediate family member or has become incapacitated) that has been an executive officer of ours who, while an executive officer, has received more than $120,000 in direct compensation from us during any twelve-month period during the preceding three years, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received by the director for former service as an interim Chairman or CEO may not be considered independent.

•	A director who is a current partner or is employed by, or whose immediate family member is a current partner of a firm that is our internal or external auditor, or is an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, may not be considered independent.

•

A director who was, or whose immediate family member was, during the immediately preceding three years, a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during that period may not be considered independent.

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on such other company’s compensation committee may not be considered independent until the expiration of three years after the end of such service or employment relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•

A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered independent until the expiration of the three years after such receipts or payments fall below such threshold or after such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

Lead Director

The Lead Director is an independent director of the Board whose duties and responsibilities include:

•	coordinating and developing the agenda for, and presiding over, executive sessions of the Board’s independent directors;

•

discussing with our directors any concerns our directors may have about our company and our performance, relaying those concerns, where appropriate, to the full Board, and consulting with our Chief Executive Officer regarding those concerns;

•	consulting with our senior executives as to any concerns they may have;

•	providing the Chairman of the Board with input as to the agendas for Board and Board committee meetings;

•	advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from our management to the Board;

•	interviewing, along with the Governance Committee Chair, and making recommendations to the Governance Committee and the Board concerning Board candidates; and

•

providing input to the members of the Compensation Committee regarding the Chief Executive Officer’s performance, and, along with the Compensation Committee Chair, meeting with the Chief Executive Officer to discuss the Board’s evaluation.

The Lead Director is appointed annually by the independent directors of the Board. The independent directors of the Board have the authority to modify the Lead Director’s duties and responsibilities, remove the Lead Director and appoint a successor. Ms. Barron currently serves as our Lead Director.

Positions of Chairman and Chief Executive Officer

The positions of Chairman and Chief Executive Officer are combined at Teleflex. We believe that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Moreover, our Chief Executive Officer is able to effectively communicate Board strategy to the other members of management and efficiently implement Board directives.

All of the other directors on our Board are independent, which facilitates the provision of independent oversight and input. Our Chief Executive Officer is not a member of our principal Board committees, and the independent directors regularly meet in executive session outside the presence of management and under the leadership of our Lead Director, as discussed in more detail below under “Executive Sessions of Non-Management Directors.” The activities of the Lead Director further enhance the Board’s ability to evaluate management performance and otherwise fulfill its oversight responsibilities. Our Chief Executive Officer consults with the Lead Director on the proposed agendas for Board and committee meetings in order to make sure that key issues and concerns of the Board are addressed.

Executive Sessions of Non-Management Directors

Directors who are not executive officers or otherwise employed by us or any of our subsidiaries, who we refer to as the “non-management directors,” meet regularly in accordance with a schedule adopted at the beginning of each year and on such additional occasions as a non-management director may request. Such meetings are held in executive session, outside the presence of any directors who are executive officers. The Lead Director presides over such meetings.

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. These communications will be forwarded to specified individual directors, or, if applicable, to all the members of the Board as deemed appropriate. Stockholders or other interested persons may also communicate directly and confidentially with the Lead Director, the non-management directors as a group or the Chairman or other members of the Audit Committee through the Teleflex ethics line website at www.teleflexethicsline.com.

The Board and Board Committees

The Board held six meetings in 2015. Each of the directors attended at least 75 percent of the total number of meetings of the Board and the Board committees of which the director was a member during 2015. The Board does not have a formal policy concerning attendance at our annual meeting of stockholders, but encourages all directors to attend. All of the Board members attended the 2015 annual meeting of stockholders.

The Board has established a Governance Committee, a Compensation Committee and an Audit Committee. The Board also has established a Non-Executive Equity Awards Committee, whose sole member is Mr. Smith. The Non-Executive Equity Awards Committee has authority to grant equity awards, under specified circumstances, to employees who are neither executive officers nor persons reporting to Mr. Smith. See “Compensation Discussion and Analysis – 2015 Compensation – Equity Incentive Compensation – Stock Option Awards” for additional information.

Governance Committee

The Governance Committee is responsible for identifying qualified individuals to be nominees for election to the Board. In addition, the Governance Committee reviews and makes recommendations to the Board as to the size and composition of the Board and Board committees, eligibility criteria for Board and Board committee membership and board compensation. The Governance Committee also is responsible for developing and recommending to the Board corporate governance principles and overseeing the evaluation of the Board and management.

The Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity, and to have business, professional, academic, government or other experience which is relevant to our business and operations. In addition, directors must be able to devote substantial time to our affairs. The charter of the Governance Committee provides that in evaluating nominees, the Governance Committee should consider the attributes set forth above.

To assist in identifying candidates for nomination as directors, the Governance Committee sometimes employs a third party search firm and also receives recommendations of candidates from Board members.

In addition, the Governance Committee will consider recommendations for director candidates from stockholders. Stockholders can recommend candidates for nomination by delivering or mailing written recommendations to Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. In order to enable consideration of the candidate in connection with our 2017 Annual Meeting, a stockholder must submit the following information by no later than January 29, 2017:

•	the name of the candidate and information about the candidate that would be required to be included in a proxy statement under SEC rules;

•	information about the relationship between the candidate and the recommending stockholder;

•	the consent of the candidate to serve as a director; and

•	proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned.

In considering any candidate proposed by a stockholder, the Governance Committee will reach a conclusion based on the criteria described above. The Governance Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Governance Committee. The Governance Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

The current members of the Governance Committee are Ms. Barron and Messrs. Babich and Randle. Ms. Barron currently serves as chair of the Governance Committee. The Governance Committee held four meetings in 2015.

Compensation Committee

The duties and responsibilities of the Compensation Committee include, among others, the following:

•	review and recommend to the Board for approval all compensation plans in which any director or executive officer may participate;

•

review and recommend to the independent directors for approval corporate goals and objectives relevant to the compensation of our Chief Executive Officer and, together with the Lead Director, evaluate annually our Chief Executive Officer’s performance in light of those goals and objectives;

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review and recommend to the independent directors for approval our Chief Executive Officer’s compensation and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of our Chief Executive Officer;

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review and approve compensation of our senior executives, which include our executive officers (other than our Chief Executive Officer) and such other executives of our company as the Compensation Committee may determine (other than our Chief Executive Officer), and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of any of our senior executives (other than our Chief Executive Officer);

•	establish goals for performance-based awards under incentive compensation plans (including stock compensation plans);

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administer and grant, or recommend to the Board the grant of, stock options and other equity-based compensation awards under our stock compensation plans (the Board has delegated to its Non-Executive Equity Awards Committee, whose sole member is Mr. Smith, authority to grant equity awards under specified circumstances to employees other than executive officers and persons reporting to the Chief Executive Officer);

•	review and recommend to the other independent directors for approval all material executive benefits and perquisites for the Chief Executive Officer’s benefit;

•	review and approve all material executive benefits and perquisites for the benefit of any of our senior executives (other than the Chief Executive Officer); and

•	review succession and management development plans and policies for our Chief Executive Officer and our other senior executives.

The Compensation Committee has the authority to select, retain and terminate compensation consultants, legal counsel and other advisers to assist it in connection with the performance of its responsibilities. During 2015, the Compensation Committee considered the recommendations of and data provided by its compensation consultant, Frederick W. Cook & Co., Inc. See “Compensation Discussion and Analysis” for additional information.

The current members of the Compensation Committee are Messrs. Cook, Graves and Randle. Mr. Cook currently serves as chair of the Compensation Committee. The Compensation Committee held six meetings in 2015.

Audit Committee

The Audit Committee has responsibility to assist the Board in its oversight of the following matters, among others:

•	the integrity of our financial statements;

•	our internal control compliance;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications, performance and independence;

•	the performance of our internal audit function;

•	our risk management process; and

•	the funding of our defined benefit pension plan and the investment performance of plan assets.

The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate our independent registered public accounting firm, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent registered public accounting firm. In addition, the Audit Committee periodically meets separately with management, our independent auditors and our own internal auditors. The Audit Committee also periodically discusses with management our policies with respect to risk assessment and risk management.

Stockholders may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the following address: Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Audit Committee. Stockholders can report their concerns to the Audit Committee anonymously or confidentially.

The current members of the Audit Committee are Ms. Duncan and Messrs. Foster and Klasko. Mr. Foster currently serves as chair of the Audit Committee. The Audit Committee held seven meetings in 2015. The Board has determined that each of the Audit Committee members is an “audit committee financial expert” as that term is defined in SEC regulations.

Risk Oversight and Management

The Board, acting principally through the Audit Committee, is actively involved in the oversight and management of risks that could affect us. It fulfills this function largely through its oversight of our annual company-wide risk assessment process, which is designed to identify our key strategic, operational, compliance and financial risks, as well as steps to mitigate and manage each risk. The risk assessment process is conducted by our Business Ethics and Compliance Committee, or “BECC,” which is comprised of several members of Teleflex senior management. The BECC directs our compliance officer to survey and conduct interviews of several of our key business leaders, functional heads and other managers to identify and discuss the key risks pertaining to Teleflex, including the potential magnitude and likelihood of each risk. As part of this process, the senior executive responsible for managing the risk, the potential impact of the risk and management’s initiatives to manage the risk are identified and discussed. After receiving a report of the risk assessment results from the compliance officer, the BECC reviews and discusses the results with the Audit Committee. Thereafter, the Audit Committee provides the full Board with an overview of the risk assessment process, the key risks identified and measures being taken to address those risks. Due to the dynamic nature of risk, the overall status of our enterprise risks are updated periodically during the course of each year and reviewed with the Audit Committee. We believe this process facilitates the Board’s ability to fulfill its oversight responsibilities of our risks.

The Compensation Committee oversees the review and assessment of our compensation policies and practices. We use a number of approaches to mitigate excessive risk taking in designing our compensation programs, including significant weighting towards long-term incentive compensation, emphasis on qualitative goals in addition to quantitative metrics in our incentive programs and maintenance of equity ownership guidelines. We believe the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company.

Director Compensation – 2015

Each director who is not a Teleflex employee receives compensation for his or her service as a director, which consists of an annual cash retainer, payable in equal monthly installments, annual stock option and restricted stock grants and meeting attendance fees. The chairpersons of our Audit, Compensation and Governance committees receive an additional annual cash retainer, and our Lead Director receives an additional annual restricted stock award. In addition, upon their first election or appointment to the Board, non-management directors receive a grant of an option to purchase shares of our common stock.

For 2015, the amounts payable under our non-management director compensation program were as follows:

• Annual Cash Retainer – All Non-Management Directors	$40,000

• Additional Annual Cash Retainer – Committee Chairs:
¡ Audit Committee Chair	$15,000
¡ Compensation Committee Chair	$12,500
¡ Governance Committee Chair	$10,000

• Annual Equity Grants – All Non-Management Directors:
¡ Restricted Stock	$78,000
¡ Stock Options	$52,000

• Additional Annual Equity Grant – Lead Director:
¡ Restricted Stock	$20,000

• Stock Option Grant Upon Initial Election	$104,000

• Meeting Fees (per meeting):
¡ Board of Directors (participation in person)	$2,000
¡ Board of Directors (participation by phone)	$1,000
¡ Committees (participation in person or by phone)	$1,000

In February 2016, our Board approved changes with respect to certain components of its annual compensation, effective immediately after conclusion of the Annual Meeting. Specifically, the Board approved increases in the annual cash retainer paid to all non-management directors, the value of the annual equity awards granted to all non-management directors, the value of stock options granted to non-management directors upon their initial election to the Board and the annual retainer paid to our Lead Director and committee chairs. The Board approved these changes after considering the results of a director compensation review undertaken by its compensation consultant, Frederic W. Cook & Co., Inc., and considering that there had not been an increase in Board compensation since 2014. The amounts payable under our director compensation program, as revised, are as follows:

• Annual Cash Retainer – All Non-Management Directors	$45,000

• Additional Annual Cash Retainer – Committee Chairs:
¡ Audit Committee Chair	$20,000
¡ Compensation Committee Chair	$15,000
¡ Governance Committee Chair	$12,000

• Annual Equity Grants – All Non-Management Directors:
¡ Restricted Stock	$87,000
¡ Stock Options	$58,000

• Additional Annual Equity Grant – Lead Director:
¡ Restricted Stock	$22,000

• Stock Option Grant Upon Initial Election	$116,000

• Meeting Fees (per meeting):
¡ Board of Directors (participation in person)	$2,000
¡ Board of Directors (participation by phone)	$1,000
¡ Committees (participation in person or by phone)	$1,000

We currently provide the non-management directors with $100,000 of life insurance and $100,000 of accidental death or dismemberment coverage during their service on the Board. In connection with the approval of the changes in non-management director compensation described above, our Board also approved the elimination of these life insurance and accidental death or dismemberment benefits, effective immediately after conclusion of the Annual Meeting. We do not provide any pension benefits to the non-management directors.

The table below summarizes the compensation paid to non-management directors during the fiscal year ended December 31, 2015.

Name	Fees Earned Or Paid in Cash	Stock Awards (1)	Option Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
George Babich, Jr.	$56,000	$94,294	$57,277	–	–	$207,571
Patricia C. Barron	$64,000	$114,483	$57,277	–	–	$235,760
William R. Cook	$70,500	$94,294	$57,277	–	–	$222,071
Candace H. Duncan	$11,333	$78,922	$105,268	–	–	$195,523
W. Kim Foster	$74,000	$94,294	$57,277	–	–	$225,571
Jeffrey A. Graves	$58,000	$94,294	$57,277	–	–	$209,571
Stephen K. Klasko	$59,000	$94,294	$57,277	–	–	$210,571
Sigismundus W.W. Lubsen(3)	$23,774	$15,372	$57,277	–	–	$96,423
Stuart A. Randle	$58,000	$94,294	$57,277	–	–	$209,571
Harold L. Yoh III(3)	$23,774	$15,372	$57,277	–	–	$96,423

(1)	The amounts shown in this column represent the aggregate grant date fair value of the restricted stock awards we granted to each non-employee director in 2015, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 12 to our 2015 consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC. In May 2015, we granted to each non-management director, other than Messrs. Lubsen and Yoh, a restricted stock award of 645 shares of our common stock, and we granted to Ms. Barron an additional restricted stock award of 165 shares in respect of her service as Lead Director. The restricted stock awards each had a grant date fair value per share of $122.36. These restricted stock awards vested six months after the date of grant. Messrs. Lubsen and Yoh did not receive a restricted stock award in May 2015 because they retired from the Board prior to the time the awards were granted. In addition, in March 2015, each non-management director, other than Ms. Duncan, was granted a restricted stock award for 128 shares of our common stock, which had a grant date fair value per share of $120.09. The March 2015 restricted stock awards were granted to correct an error in the number of shares included in the restricted stock awards granted to the non-management directors in May 2014, which, for each director, had an aggregate grant date fair value that was less than the amount payable under our non-management director compensation program.

(2)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards we granted to each non-employee director in 2015, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 12 to our 2015 consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC. We granted each non-management director, other than Ms. Duncan, stock options to purchase 2,674 shares in February 2015, which had a grant date fair value per share of $21.42. These options are fully vested at the time of grant. In connection with her election to the Board in May 2015, we granted to Ms. Duncan stock options to purchase 4,833 shares, which had a grant date fair value per share of $21.78. The options granted to Ms. Duncan vested six months after the date of grant. As of December 31, 2015, the number of shares underlying options held by the current directors listed in the table were: Mr. Babich: 24,273; Ms. Barron: 24,273; Mr. Cook: 24,273; Ms. Duncan: 4,833; Mr. Foster: 11,458; Mr. Graves: 25,273; Mr. Klasko: 23,273; and Mr. Randle: 21,273.

(3)	Messrs. Lubsen and Yoh retired as directors on May 1, 2015.

Director Stock Ownership Guidelines

We have stock ownership guidelines for our non-management directors to further align the interests of our directors with those of our stockholders. The ownership guidelines require our non-management directors to own shares of our common stock with an aggregate value equal to five times the annual cash retainer paid to our directors (exclusive of additional amounts provided to the committee chairs), which, based on the current $40,000 annual cash retainer, is equal to $200,000. Directors may not sell shares of stock underlying equity awards granted to them in respect of their service on our Board until such time as they have met the required ownership level; provided, however, that, prior to meeting the required ownership level, directors may sell shares to cover the exercise price of stock options and taxes.

As set forth in the table below, at December 31, 2015, each of our non-management directors, other than Ms. Duncan, who was elected to the Board in 2015, satisfied the ownership guidelines.

Name	Stock Ownership Value at 12/31/2015(1)
George Babich, Jr.	$1,184,469
Patricia C. Barron	$1,675,906
William R. Cook	$1,231,818
Candace H. Duncan	$84,785
W. Kim Foster	$287,218
Jeffrey A. Graves	$980,042
Stephen K. Klasko	$903,587
Stuart A. Randle	$633,983

(1)    Stock ownership value is calculated based on the number of shares owned by the director or members of his or her immediate family residing in the same household and the number of shares of restricted stock held by the director, multiplied by $131.45, which was the closing stock price of a share of our common stock on December 31, 2015, as reported by the New York Stock Exchange.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the integrity of Teleflex’s financial statements, Teleflex’s internal control over financial reporting, the performance and independence of Teleflex’s independent registered public accounting firm, the performance of the internal audit function and compliance with legal and regulatory requirements. Management has primary responsibility for preparing Teleflex’s consolidated financial statements and for its financial reporting process. Management also has the responsibility to assess the effectiveness of Teleflex’s internal control over financial reporting. PricewaterhouseCoopers LLP, Teleflex’s independent registered public accounting firm, is responsible for expressing an opinion on (i) whether Teleflex’s financial statements present fairly, in all material respects, its financial position and results of operations in accordance with generally accepted accounting principles and (ii) the effectiveness of Teleflex’s internal control over financial reporting.

In this context, the Audit Committee has:

•	reviewed and discussed with management and PricewaterhouseCoopers LLP Teleflex’s audited consolidated financial statements for the fiscal year ended December 31, 2015;

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discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees;” and

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received the written disclosures and the letter from PricewaterhouseCoopers LLP regarding PricewaterhouseCoopers LLP’s independence, as required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited consolidated financial statements in Teleflex’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

W. KIM FOSTER, CHAIRMAN

CANDACE H. DUNCAN		STEPHEN K. KLASKO

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following executive officers of our company, who are listed in the Summary Compensation Table that follows this discussion and who we refer to as our “named executive officers”:

Name	Title
Benson F. Smith	Chairman, President and Chief Executive Officer

Thomas E. Powell	Executive Vice President and Chief Financial Officer

Liam Kelly	Executive Vice President and Chief Operating Officer

Tony Kennedy	Senior Vice President, Global Operations

James J. Leyden	Vice President, General Counsel and Secretary

EXECUTIVE COMPENSATION OVERVIEW

Compensation Objectives

Our executive compensation program is designed to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. In this regard, the components of the compensation program for our executives, including the named executive officers, are intended to meet the following objectives:

•	Provide compensation that enables us to attract and retain highly-skilled executives. We refer to this objective as “competitive compensation.”

•	Create a compensation structure that in large part is based on the achievement of performance goals. We refer to this objective as “performance incentives.”

•	Provide long-term incentives to align executive and stockholder interests. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We fashioned the components of our 2015 executive compensation program to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Bonus	Performance Incentives
Competitive Compensation

Equity Incentive Compensation	Stakeholder Incentives
Performance Incentives
Competitive Compensation
Retention Incentives

Role of Compensation Committee, Chief Executive Officer and Compensation Consultant

The Compensation Committee of our Board of Directors is responsible for the oversight of our executive compensation program. In 2015, the Compensation Committee generally made all decisions concerning compensation awarded to the named executive officers other than Mr. Smith. Determinations concerning Mr. Smith’s compensation were made by the independent members of our Board of Directors. In making these compensation decisions, both the Compensation Committee and the independent members of the Board of Directors were assisted by the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc., which we refer to below as “FW Cook.” FW Cook was engaged directly by the Compensation Committee. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that the work of FW Cook has not raised any conflict of interest in connection with its service as an independent consultant to the Compensation Committee.

Mr. Smith, with the assistance of our human resources department and FW Cook, provides statistical data to the Compensation Committee to assist it in determining appropriate compensation levels for our executives. He also provided the Compensation Committee with recommendations as to components of the compensation of our executives. Mr. Smith did not make recommendations as to his own compensation. While the Compensation Committee utilizes this information, and considered Mr. Smith’s observations with regard to other executive officers, the ultimate determinations regarding executive compensation are made by the Compensation Committee. In the case of Mr. Smith, the Compensation Committee provides recommendations regarding his compensation, subject to approval by the independent directors.

Determination of Compensation

In making its compensation determinations for 2015, the Compensation Committee took into account executive compensation review reports prepared by FW Cook to assess compensation for executives serving in capacities similar to the named executive officers. The reports provided an analysis of the compensation of these executives in comparison to peer group and national survey data. The peer group compensatory data and survey data in the reports reflected an adjustment to January 1, 2015, using a 3% per annum rate of increase, and the survey data also was adjusted to reflect each executive’s revenue responsibility, where possible.

The Compensation Committee, based on the recommendation of FW Cook, approved changes in the composition of the Company’s peer group with respect to its compensation determinations in 2015. The revised peer group, which reflects the inclusion of six new companies and the removal of three former peers, was based on several considerations, including size (the revised peer group generally had annual revenues between $750 million and $4 billion), inclusion within the Global Industry Classification Standard Code for Health Care Equipment and Supplies, inclusion in a peer group constructed by a prominent proxy advisory firm, and the extent to which the additional companies are peers of other Teleflex peer group companies. Some of these considerations were not applicable to each of the peer group companies.

Based on the foregoing considerations, the Compensation Committee approved the addition of Alere, Inc., Haemonetics Corporation, IDEXX Laboratories, Inc., Sirona Dental Systems, Inc., Varian Medical Systems, Inc. and West Pharmaceutical Services. The Compensation Committee also approved the removal of Merit Medical Systems, Inc., St. Jude Medical, Inc. and Wright Medical Group, Inc., as none of these companies were within the revenue size criteria used for selection of the peer group. As a result, the following peer group was selected by the Compensation Committee for use in connection with 2015 compensation determinations and used by FW Cook in connection with its executive compensation review reports:

• Alere Inc.	• Hologic, Inc.
• CareFusion Corporation	• IDEXX Laboratories, Inc.
• CONMED Corporation	• Integra LifeSciences Holdings Corporation
• The Cooper Companies, Inc.	• ResMed Inc.
• C.R. Bard, Inc.	• Sirona Dental Systems, Inc.
• DENTSPLY International Inc.	• STERIS plc
• Edwards Lifesciences Corporation	• Varian Medical Systems, Inc.
• Haemonetics Corporation	• West Pharmaceutical Services, Inc.
• Hill-Rom Holdings, Inc.

We refer to this peer group as our “Executive Compensation Peer Group.”

To provide an additional competitive reference source, the Compensation Committee also considered data with respect to executives serving in comparable capacities derived from the Hewitt Executive general industry survey (using all manufacturing companies), and the Radford Global Life Sciences Survey, a survey focused on life sciences companies. These surveys also were referenced in connection with setting compensation for Mr. Kelly following his promotion from Executive Vice President and President, Americas to Executive Vice President and Chief Operating Officer. See “Promotion of Liam Kelly” below. The Compensation Committee provides equal weight to the two surveys, recognizing that the Radford Global Life Sciences survey included a number of companies other than medical device companies (e.g., pharmaceutical companies). In reviewing compensation levels against the survey data, the Compensation Committee considers only the aggregated survey data provided by the surveys. The identity of the individual companies comprising the survey data is not reviewed or considered by the Compensation Committee in its evaluation process. Therefore, the Compensation Committee does not consider the identity of the companies comprising the survey data to be material for this purpose.

The peer group data and the survey data described above were the Compensation Committee’s primary sources of comparative data that it used in making compensation determinations.

We generally seek to position total compensation of our executives between the median and the 75th percentile of companies referenced in the comparative data reviewed by the Compensation Committee. However, this range is intended to serve only as a guideline in setting and adjusting our compensation programs, and actual amounts of compensation that we pay to our executives can be more or less than the competitive range in any given year.

Promotion of Liam Kelly

In May 2015, we promoted Mr. Kelly to the position of Executive Vice President and Chief Operating Officer. Mr. Kelly previously was our Executive Vice President and President, Americas, responsible for our global commercial strategy as head of the Company’s business units in the Americas. In connection with this promotion, we increased Mr. Kelly’s salary from $487,888 to $550,000, and increased his target award as a percentage of salary under our annual incentive program from 70 percent to 75 percent. Mr. Kelly also received a promotional equity grant under the Company’s 2014 Stock Incentive Plan of 7,380 stock options and 722 shares of restricted stock. See “2015 Compensation – Equity Incentive Compensation” below for additional information. In addition, Mr. Kelly became eligible to participate in, and receive matching and non-elective contributions under, our deferred compensation plan, as more fully described below under “Nonqualified Deferred Compensation - 2015.” We also entered into new executive severance and change-in-control agreements with Mr. Kelly. Descriptions of the material terms of the agreements are set forth under “Potential Payments Upon Termination or Change of Control.” In addition, in connection with his promotion, Mr. Kelly, who has relocated to the United States, agreed to terminate and release us from any further obligations under his prior executive employment agreement and a letter agreement under which he was entitled to receive certain on-assignment allowances and reimbursements and certain relocation and income tax equalization benefits in connection with his service as Executive Vice President and President, Americas.

2015 COMPENSATION

Salaries

Base salary ranges for our executives are determined based on each executive’s position and responsibility and are typically considered annually as part of our performance review process. In addition, salary reviews may occur at other times due to events such as a promotion or other change in job responsibility.

The Compensation Committee recommended a three percent increase in Mr. Smith’s salary and increased salaries for the other named executive officers, except for Mr. Leyden, by three percent. In response to the survey data provided by FW Cook indicating that Mr. Leyden’s salary was significantly below executives serving in similar capacities, Mr. Leyden’s salary was increased by 13 percent. In connection with his promotion, described above under “Executive Compensation Overview – Promotion of Liam Kelly,” the Compensation Committed provided to Mr. Kelly a further salary increase of approximately 13 percent.

Annual Executive Incentive Compensation

General

We structured our 2015 annual incentive program to provide a maximum payout based on “Operating Profit.” We used this structure in order to enhance our ability to deduct all amounts awarded under the plan by providing awards that would be deemed to constitute “performance based compensation” for purposes of Section 162(m) of the Internal Revenue Code. Section 162(m) limits to $1 million the deductibility of taxable compensation received by our Chief Executive Officer and other specified executive officers, unless the compensation qualifies as “performance based compensation.”

Specifically, under the annual incentive program for 2015, we set maximum awards equal to three percent of our 2015 Operating Profit for Mr. Smith and equal to 1.5 percent of our 2015 Operating Profit for other executive officers subject to Section 162(m). “Operating Profit” means our net revenues, reduced by (a) cost of goods sold, (b) research and development expenses, (c) selling, general and administrative expenses and (d) non-controlling interest. Gain/loss on sales of businesses and assets, restructuring and impairment charges, interest income and expenses and taxes on income are excluded from the measure. In addition, the measure is adjusted to eliminate the impact of businesses acquired during the fiscal year. Further adjustments are made to eliminate the impact of any changes in accounting rules or in their application, and any changes in applicable laws, to the extent not contemplated as part of our annual operating plan. No such adjustments were made in 2015.

However, the actual annual incentive opportunities provided to our named executive officers were not designed to provide the maximum payout described above. Instead, we generally exercise negative discretion to reduce the awards to amounts that could not exceed a maximum of two times a specified percentage of an executive’s salary. The actual amount awarded is principally based upon achievement of financial metrics, with a smaller component based on individual performance. Therefore, our annual incentive program subjects a meaningful amount of an executive’s total cash compensation to the achievement of our business performance objectives.

For our named executive officers, 80 percent of the target award opportunity is based on financial performance measures, while the remaining 20 percent of the target award opportunity is based on individual performance. We have weighted the annual incentive awards largely to the financial performance measures because we believe that emphasizing financial performance encourages a unified commitment by our executives to performance that we believe directly affects stockholder value.

The amount of the annual incentive award to be paid to an executive in respect of the business performance objectives described above may be further adjusted, within the maximum award limit, upon consideration of additional factors. No such adjustments were made in 2015.

2015 Award Components

The Compensation Committee determined to use the same corporate performance measures and weighting of those measures in 2015 as it used in 2014 in exercising its negative discretion although, as described below, the nature of the adjustments to the financial measures were changed.

In addition to the adjustments pertaining to specific financial metrics described below, the following adjustments, which are referred to below as the “general adjustments,” were made with respect to each of the financial metrics.

For 2015, we determined that it would be appropriate for our executives to expand their focus to include the performance of newly acquired businesses, which previously were generally excluded from our performance measures. As such, we felt it was appropriate to include contemplated business acquisitions in determining the initial target for the corporate revenue measure, and to make certain adjustments to address events with respect to acquisitions not contemplated in our annual operating plan. Specifically, those adjustments were as follows (adjustments were not made for acquisitions of distributors of our products made as part of our ongoing program to convert sales of our products through third party distributors to direct sales (our “distributor to direct” strategy)):

•

To address the effect on each of the financial metrics resulting from acquisitions during 2015 not included in our annual operating plan, the target amount for each metric was increased to reflect forecasted performance.

•

To address the effect of acquisitions completed in 2015, but delayed beyond the completion date assumed in the annual operating plan, the target amount for each metric was adjusted to take into account the effect of the delay.

These adjustments were made to reduce the possibility that participants unduly benefit or suffer as a result of extraordinary increases or decreases due to acquisition-related events not contemplated by our annual operating plan. Similarly, actual results with regard to each of the financial metrics have been adjusted to eliminate acquisition-related costs and expenses to the extent that such costs were not contemplated by our annual operating plan.

We did not make adjustments with regard to acquisitions that were part of our “distributor to direct” strategy because the principal focus of those acquisitions was to convert certain of our distributor sales channels to direct sales rather than the acquisition of new businesses or products. The general adjustments also included adjustments to eliminate the impact of any changes in accounting rules and applicable laws, to the extent not contemplated in our annual operating plan, or, if approved by the Committee in its sole discretion, to adjust target and/or actual amounts to address any extraordinary, unusual, non-recurring or otherwise unanticipated events.

The performance measures under our 2015 annual incentive program for our named executive officers who do not have responsibility for a specific business segment, namely Messrs. Smith, Powell, Kelly and Leyden, are set forth below.

•

Thirty-five percent of the target award was based on the amount of our “corporate revenue,” which is defined as our consolidated revenues, adjusted to reflect the general adjustments described above, and further adjusted to eliminate the effect of foreign currency fluctuations.

We use corporate revenue as a performance measure because we believe that our success going forward will, to a meaningful extent, be dependent on our ability to generate sales growth. We eliminated the effect of foreign currency fluctuations from this measure because we wanted to focus on the growth of our ongoing business without giving effect to currency fluctuations, which are outside the control of management.

•

Thirty percent of the target award was based on the amount of our “EPS,” which is defined as our consolidated earnings per share, adjusted to reflect the general adjustments described above, and further adjusted to eliminate restructuring and other special charges; intangible amortization expense; amortization of debt discount on convertible notes; increases or decreases in the accounting dilution associated with our 3.875 percent convertible notes due 2017, and the related call options and warrants; the impact of our repurchases, if any, of our common stock during 2015; gains/losses with respect to our investments in non-core, non-controlled affiliates prior to 2012; any debt refinancing or other transactions affecting the capital structure of our company, to the extent not otherwise contemplated by the annual business plan; the impact of increases or decreases in the liabilities associated with our contingent consideration payment obligations related to completed acquisitions; the impact of any changes to reserves related to uncertain tax positions (calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Section 740-10-25, “Income Taxes – Overall – Recognition”) with respect to prior years, net of any costs of settlement or otherwise concluding such matters, but not including normal return to accrual adjustments booked in the ordinary course; tax benefits or detriments resulting from the retroactive application to any prior year of any newly enacted tax legislation; and the impact of any statutory rate changes on deferred taxes. Special charges include restructuring related charges incurred in connection with a restructuring plan (but only to the extent adjustments with respect to such charges are approved by the Compensation Committee), and other one time, extraordinary charges.

We use EPS as a performance measure because we believe that it provides a good indication of management’s overall performance with respect to our enterprise. We also believe that EPS is a key metric affecting share price and, therefore, stockholder value. We made the further adjustments to EPS described in the preceding paragraph because we do not believe these items reflect the performance of our executives.

•

Fifteen percent of the target award was based on “cash flow,” which is defined as cash flow from operations, adjusted as to reflect the general adjustments described above, and further adjusted to eliminate cash expended in connection with any debt refinancing or other transactions affecting our capital structure, to the extent not otherwise contemplated by our annual operating plan; payments made in connection with repurchases of our common stock; tax payments on the gain on the sale of divested assets; payments made in connection with the settlement of tax audits; payments made to fund our defined benefit pension plans; and reductions in tax payments related to retroactive application to any prior year of any newly enacted tax legislation.

We use cash flow as a performance measure because we believe it is an important indicator of our ability to service indebtedness, make capital expenditures and provide flexibility with regard to the pursuit of other operating initiatives. We made the further adjustments to cash flow described in the preceding paragraph because the adjusted payments, if not excluded, would impair the utility of the performance measure as a reflection of management’s overall performance.

•

Twenty percent of the target award was based upon satisfaction of individual performance objectives that are established at the beginning of the fiscal year. For 2015, the individual performance objectives established for Mr. Smith included the promotion of longer-term revenue growth; achievement of specified growth in gross margin and operating margin; continued oversight of our 2014 manufacturing footprint realignment plan, including specified goals under the plan; development of further cost improvement plans and initiatives; execution on our “distributor to direct” strategy; improvement in customer service levels; and further development of executive succession and development plans. The individual performance objectives established for each of our other named executive officers included various matters related to their specific functions, including matters relating to the development and implementation of our overall strategy and efforts related to development and execution of our organization strategy and structure.

We include individual performance as a performance measure in order to focus our executives on their individual performance and our corporate performance outside of the financial context. We evaluate the satisfaction of these objectives through our annual performance review process.

For Mr. Kennedy, who has responsibility with respect to our global operations, which generally encompasses management of our supply chain, manufacturing and distribution (referred to below as “Global Ops”), 40 percent of his target award was based upon the achievement of the corporate financial performance metrics described above (17.5 percent based on corporate revenue, 15 percent on EPS and 7.5 percent on cash flow). We included these performance measures because we believe all participants in the annual incentive program should have a stake in the performance of our company as a consolidated entity. An additional 40 percent of Mr. Kennedy’s target award was based upon the following performance measures related to Global Ops:

•

20 percent of the target award was based on the Global Ops financial performance, which is defined as the sum of total operational variances plus fixed expenses within our consolidated cost of goods sold for 2015, plus research and development costs related to the strategic materials group for 2015, adjusted to reflect the general adjustments described above, and further adjusted to eliminate the impact of foreign currency fluctuations; excess and obsolete inventory related to finished goods; service charges related to warehousing and distribution allocated to our business units; and fixed overhead variance (related to increases/decreases in net sales compared to net sales budgeted in the annual operating plan) allocated to our business units. In addition, the results of our OEM reporting segment are not included in the Global Ops financial performance because Mr. Kennedy does not have responsibility for managing the operations of that reporting segment.

We include Global Ops financial performance because we believe it is a reliable overall measure of the performance of our global operations function. Therefore, we believe a significant portion of the target award for an executive who is responsible for operations management should be based on this metric.

Mr. Kennedy’s Global Ops financial performance payout was subject to increase by 10 percent if the Global Ops financial performance resulted in a payout of at least 115% of target and we achieved a consolidated gross margin equal to or exceeding 55% for the fourth quarter of 2015.

•

12 percent of the target award was based on the amount of Global Ops service performance, which measures the percentage of the total number of customer order line items shipped to third party customers that were shipped on or before their agreed upon shipment date, adjusted to reflect the general adjustments described above.

We use Global Ops service performance as a performance measure to focus our Global Ops team on the timely delivery of products to our customers, which we believe is a key factor in maintaining high customer satisfaction levels.

•

8 percent of the target award was based on Global Ops inventory turns, which is defined as the number of times our consolidated inventory turns over during the year, based on the average of our “inventory turns rates” for each fiscal quarter during the year. The inventory turns rate per fiscal quarter is calculated by dividing our consolidated cost of goods sold by the average of the inventory amounts in our balance sheet as of the end of each fiscal month during the quarter. The actual Global Ops inventory turns results were adjusted to reflect the general adjustments described above, and further adjusted to exclude the impact of foreign currency fluctuations and the impact of our 2014 manufacturing footprint realignment plan. In addition, Global Ops inventory results exclude the inventory in our OEM reporting segment because Mr. Kennedy does not have responsibility for managing the inventory of that reporting segment.

We use Global Ops inventory as a performance measure because of the significance of inventory management on our working capital and operating efficiency.

As was the case for all of our other named executive officers, the remaining 20 percent of Mr. Kennedy’s target award was based on the achievement of individual performance objectives.

With respect to each of the financial performance measures generally, an executive’s incentive payout could range from a minimum of 25 percent for threshold performance to a maximum of 200 percent of the target payout, depending on the percentage variance from the target amount of the performance measure; there is no payout for performance below the threshold level. With respect to the 2015 payout ranges for EPS, upon taking into consideration our historical performance and expected market dynamics and growth rates, the Compensation Committee established targets to incentivize achievement of business objectives and stretch goals. In this regard, the Compensation Committee referenced a group of companies consisting of industry peers, which we refer to as the “Performance Peer Group,” in determining the payout ranges under the annual incentive plan. The Performance Peer Group differs from the peer group described above (the “Executive Compensation Peer Group”) in that it consists of companies whose businesses are more like ours than some of the companies in the Executive Compensation Peer Group. Some companies are in both peer groups. While we believe the Executive Compensation Peer Group is better suited as a reference for total compensation due to the similar size of the constituent companies to ours, we believe the Industry Peer Group provides a better frame of reference for establishing our relative performance with respect to the markets within which we operate.

The Industry Peer Group consisted of the following companies:

• Becton, Dickinson and Company	• Hill-Rom Holdings, Inc.
• Boston Scientific Corporation	• Medtronic, Inc.
• CareFusion Corporation	• St. Jude Medical, Inc.
• C.R. Bard, Inc.	• Stryker Corporation
• Covidien Public Limited Company	• Zimmer Biomet Holdings, Inc.

Based on the foregoing considerations, the target established for each performance measure and the percentage of target performance that would entitle a participant to a minimum or maximum payout with respect to each measure were as follows (percentages are approximate):

		Percentage of Target Performance Required For
Performance Measure	Target Performance*	Minimum Payout (25% of Target)*	Maximum Payout (200% of Target)*
Corporate Revenue	$1,822.9 million	95% ($1,731.8 million)	105% ($1,914.0 million)

EPS	$6.38	90% ($5.74)	110% ($7.02)

Cash Flow	$332.1 million	80% ($265.7 million)	120% ($398.5 million)

Global Ops Financial Performance	$66.40 million	110% ($73.04 million)	90% ($59.76 million)

Global Ops Service Performance	91%	90% (98.9%)	92.5% (101.65%)

Global Ops Inventory Turns	2.5	96% (2.4)	108% (2.7)

*	Target Performance and Minimum and Maximum Payout performance levels reflect the adjustments described above, to the extent applicable.

2015 Executive Incentive Compensation Targets and Awards

The target award payable to a named executive officer for 2015 if the target financial performance-based objectives were achieved and 100 percent of the individual performance award opportunity was paid is equal to a specified percentage of the executive’s salary, as shown on the following table:

Name	Target Award Opportunity as a percentage of Salary	Target Award Opportunity
Benson F. Smith	150%	$1,343,523
Thomas E. Powell	70%	$338,955
Liam Kelly	73.33%*	$386,238
Tony Kennedy	45%	$129,051
James J. Leyden	40%	$115,180

*	See text below for an explanation of Mr. Kelly’s target award opportunity as a percentage of salary.

The target award opportunity as a percentage of salary for Messrs. Smith, Powell, Kennedy and Leyden were unchanged from 2014. Mr. Kelly’s target award opportunity as a percentage of salary, and the salary amounts used were applied on a pro rata basis, based on his salary and target award percentage before and after his promotion. See “Executive Compensation Overview – Determination of Compensation – Promotion of Liam Kelly.”

The following table provides information for each named executive officer regarding the applicable performance measures, target awards for each performance measure and actual payments with respect to each performance measure based on actual performance in 2015:

Name	Performance Measure	Performance Measure as a percentage of Total Target Award Opportunity	Target	Amount Achieved	Actual Award	Actual Award as a percentage of Target Award Opportunity for the Performance Measure
B. Smith	Corporate Revenue	35%	$1,822.9 million	$1,831.1 million	$513,226	109.0%
	EPS	30%	$6.38	$6.62	$536,065	133.2%
	Cash Flow	15%	$332.1 million	$329.2 million	$194,811	96.7%
	Individual Performance	20%	N/A	N/A	$403,057	150.0%

T. Powell	Corporate Revenue	35%	$1,822.9 million	$1,831.1 million	$129,481	109.0%
	EPS	30%	$6.38	$6.62	$135,243	133.2%
	Cash Flow	15%	$332.1 million	$329.2 million	$49,148	96.7%
	Individual Performance	20%	N/A	N/A	$101,687	150.0%

L. Kelly	Corporate Revenue	35%	$1,822.9 million	$1,831.1 million	$147,543	109.0%
	EPS	30%	$6.38	$6.62	$154,109	133.2%
	Cash Flow	15%	$332.1 million	$329.2 million	$56,005	96.7%
	Individual Performance	20%	N/A	N/A	$115,871	150.0%

T. Kennedy	Corporate Revenue	17.5%	$1,822.9 million	$1,831.1 million	$24,617	109.0%
	EPS	15%	$6.38	$6.62	$25,784	133.2%
	Cash Flow	7.5%	$332.1 million	$329.2 million	$9,359	96.7%
	Global Ops Financial Performance	20%	$66.40 million	$68.08 million	$25,103	81.0%
	Global Ops Service Performance	12%	91%	87.6%	$0	0%
	Global Ops Inventory Turns	8%	2.5	2.49	$7,279	94.0%
	Individual Performance	20%	N/A	N/A	$45,168	175.0%

J. Leyden	Corporate Revenue	35%	$1,822.9 million	$1,831.1 million	$43,999	109.0%
	EPS	30%	$6.38	$6.62	$45,957	133.2%
	Cash Flow	15%	$332.1 million	$329.2 million	$16,701	96.7%
	Individual Performance	20%	N/A	N/A	$34,554	150.0%

Based on the applicable levels of achievement described above, aggregate payments to the named executive officers were as follows:

Named Executive Officer	Target Award Opportunity	Actual Award	Payout Based on Performance Achieved (% of Target Award)
Benson F. Smith	$1,343,523	$1,647,158	123%
Thomas E. Powell	$338,955	$415,559	123%
Liam Kelly	$386,238	$473,528	123%
Tony Kennedy	$129,051	$137,310	107%
James J. Leyden	$115,180	$141,211	123%

The actual award payments to our named executive officers are reflected in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table.

Equity Incentive Compensation

Our equity incentive compensation program is designed to promote achievement of corporate goals, encourage the growth of stockholder value, enable participation in our long-term growth and profitability and serve as an incentive for continued employment. In addition, the value of our equity compensation also is designed to reflect the contribution of each executive officer to our company’s objectives, the executive’s individual performance and other factors. In setting the value of our equity incentive compensation for executives, we generally considered the extent to which the equity incentive compensation value would enable the total compensation paid to our executives to be within the competitive range of the median to 75th percentile of companies referenced in the comparative data that the Compensation Committee reviewed. However, based on the FW Cook analysis of peer group and survey data, the Compensation Committee determined that the value of equity incentive compensation was meaningfully below the general competitive range guidelines. As a result, we increased the dollar amount of the equity compensation opportunity for each of our named executive officers, as set forth in the following table:

Name	2014 Equity Incentive Compensation Opportunity	2015 Equity Incentive Compensation Opportunity
Benson F. Smith	$2,080,000	$2,538,080
Thomas E. Powell	$765,000	$922,000	*
Liam Kelly	$702,455	$1,110,000	**
Tony Kennedy	$200,000	$308,000
James J. Leyden	$150,000	$369,000

*	As described in the text below, Mr. Powell received equity awards in addition to those subject to the equity incentive compensation opportunity.
**	Mr. Kelly’s equity incentive compensation opportunity reflects the equity incentive compensation opportunity after his promotion. See “Executive Compensation Overview – Determination of Compensation – Promotion of Liam Kelly.”

Our equity incentive compensation for 2015 consisted of stock options and restricted stock awards. We designed these components to align the interests of our named executive officers to our stockholders by providing an incentive to our executives to achieve performance that should have a favorable impact on the value of our common stock.

In 2015, we continued to allocate 65 percent of the equity incentive compensation opportunity to stock options because we believed that stock price appreciation should be the principal determinant of the economic return received by our executives from equity compensation, and absent such appreciation, stock options would have no value. As such, we consider stock options to be performance based compensation that provides a strong alignment between return to stockholders and the compensation of executives. The remaining 35 percent of the equity incentive compensation opportunity was allocated to restricted stock awards, which we granted to provide a retention incentive for our executives and an incentive to increase stockholder value.

We routinely evaluate and consider the type of awards granted under our equity incentive program and may, in the future, decide that other types of awards are appropriate to provide incentives that promote our goals and objectives.

Stock Option Awards

In accordance with the equity award allocation described above, we granted stock options to our named executive officers in 2015 based upon 65 percent of their respective total equity incentive compensation opportunities. Using a Black-Scholes methodology, we valued the stock options granted in February of 2015 at $19.44 per underlying share.

As a result of these computations, the named executive officers received stock options for the respective numbers of underlying shares set forth below:

Name	Number of Shares Underlying Options
Benson F. Smith	75,236
Thomas E. Powell	30,823
Liam Kelly	29,084
Tony Kennedy	10,297
James J. Leyden	12,336

In addition, in May 2015, in connection with his promotion to Executive Vice President and Chief Operating Officer, we granted an additional stock option to Mr. Kelly to purchase 7,380 shares of our common stock. At the same time, we also granted to Mr. Powell a long-term incentive award that included stock options to purchase 4,613 shares, in recognition of his contributions to our company and the key role he was expected to fulfill in connection with Mr. Kelly’s transition to the Executive Vice President and Chief Operating Officer position. Using a Black-Scholes methodology, we valued the stock options granted in May of 2015 at $21.14 per underlying share.

In contrast to the valuation we use to determine the number of shares underlying stock options that we grant to the named executive officers, the dollar amount for option awards shown in the Summary Compensation Table generally reflects the aggregate grant date fair value of the named executive officer’s award or awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation,” which we refer to below as “ASC Topic 718.” See note 3 to the Summary Compensation Table for further information.

Except for the stock options granted to Messrs. Kelly and Powell in May 2015 and as noted below, stock options awarded under the equity incentive compensation program are granted in the first quarter of each year, effective on the third business day after we announce our financial results for the preceding year. Our stock options have an exercise price equal to the closing price of our common stock on the effective date of grant and generally vest in equal annual increments on the first three anniversaries of the effective date of grant. We believe that these vesting terms, together with the restricted stock component of our equity incentive program, provide our executives with a meaningful incentive for continued employment. Our Board of Directors has delegated to Mr. Smith, as sole member of the Non-Executive Equity Awards Committee, authority to grant equity awards to employees who are not executive officers and who do not otherwise report to the Chief Executive Officer. The equity awards may be granted only in connection with commencement of employment, promotions to positions eligible to receive equity awards or recognition of performance for employees eligible to receive equity awards under guidelines previously approved by the Compensation Committee.

For additional information regarding terms of stock options granted to the named executive officers, see the footnotes accompanying the Grants of Plan-Based Awards table.

Restricted Stock Awards

In 2015, we granted restricted stock awards to our named executive officers based upon 35 percent of the total equity incentive compensation opportunity. We valued the restricted stock granted in February of 2015 at $107.09 per share. These values were determined based upon the 30-day trailing average closing price of our common stock as of the date on which the restricted stock awards were approved, discounted by the present value of estimated future dividends to be declared on our common stock during the applicable vesting period.

As a result of these computations, the named executive officers received restricted stock awards for the respective numbers of shares set forth below:

Name	Number of Shares of Restricted Stock
Benson F. Smith	7,356
Thomas E. Powell	3,013
Liam Kelly	2,843
Tony Kennedy	1,007
James J. Leyden	1,206

In addition, in May 2015, we granted an additional 722 and 451 shares of restricted stock to Messrs. Kelly and Powell, respectively, in connection with Mr. Kelly’s promotion to Executive Vice President and Chief Operating Officer and Mr. Powell’s long-term incentive award described above. We valued the restricted stock granted in May of 2015 at $116.42 per share.

In contrast to the valuation we use to determine the number of restricted shares awarded to the named executive officers, the dollar amounts for restricted stock awards shown in the Summary Compensation Table generally reflect the aggregate grant date fair value of each named executive officer’s award or awards determined in accordance with ASC Topic 718. See note 2 to the Summary Compensation Table for further information.

Restricted stock awards under the equity incentive program are generally granted in the first quarter of each year, effective on the same date as the effective date of stock option grants, and vest in their entirety on the third anniversary of the date of grant. As noted above, we believe that these vesting terms, together with the stock option component of our equity incentive program, provide our executives with a meaningful incentive for continued employment. For additional information regarding restricted stock award terms, see the footnotes accompanying the Grants of Plan-Based Awards table.

Personal Benefits

We provide our named executive officers with personal benefits that we believe are appropriate as part of a competitive compensation package designed to attract and retain highly skilled executives. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers. The personal benefits provided to our named executive officers consist of a company car or car allowance, term life insurance coverage and, with respect to our Chief Executive Officer, personal use of our corporate aircraft for up to a maximum of 50 hours per year. Mr. Smith is fully responsible for personal income tax liability associated with personal use of our corporate aircraft, and we do not provide tax assistance with respect to this imputed income (i.e., no “gross-ups”). Prior to his promotion to the position of Executive Vice President and Chief Operating Officer, Mr. Kelly, an Irish national, received expatriate benefits under an agreement with us. The agreement provided certain on-assignment allowances and reimbursements, as well as certain relocation and income tax equalization benefits. In connection with his promotion, Mr. Kelly relocated to the United States and agreed to forego any future benefits under the agreement. However, we expect to make certain additional payments to Mr. Kelly under the agreement in respect of obligations that were incurred prior to termination of the agreement. Additional information regarding personal benefits for our named executive officers is provided in the Summary Compensation Table and the accompanying footnotes.

ONGOING AND POST-EMPLOYMENT ARRANGEMENTS

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were designed to be a part of a competitive compensation package that would encourage our executives to remain employed by us. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.

Executive Severance Arrangements

The severance agreements we have entered into with each of the named executive officers provide payments and other benefits to the named executive officer if we terminate his employment for any reason other than death, disability or cause or if he terminates employment for “good reason,” except in circumstances covered by the change in control agreements described below. The severance compensation for each of Messrs. Smith, Powell and Kelly consists of continued payment of the executive’s base salary during a “severance compensation period” of 24 months for Mr. Smith, 22 months for each of Messrs. Powell and Kelly (subject to an increase to 24 months based on the length of his continued employment) and between 9 months and 12 months for Messrs. Kennedy and Leyden, depending on their length of service. Under these agreements, in the event the executive is terminated before the last day, but after the completion of at least six months, of a performance period, the executive also may receive payment of a pro-rated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment terminated. The agreements also provide the executive with continued health, life and accident insurance for up to the full severance compensation period, as well as certain additional benefits.

We believe that these severance arrangements provide a competitive benefit that enhances our ability to retain capable executive officers. See “Potential Payments Upon Termination or Change in Control” for additional information.

Change in Control Arrangements

We have change in control agreements with each of the named executive officers, which provide for payments and other benefits to the executive if we terminate the executive’s employment for any reason other than disability or cause, or if the executive terminates employment for “good reason,” in each case within two years following a change in control. Such payments include, among other things, payment of the executive’s base salary for a specified period (three years for Mr. Smith, two years for Messrs. Powell and Kelly and 18 months for Messrs. Kennedy and Leyden) following termination, and specified multiples (three times for Mr. Smith, two times for Messrs. Powell and Kelly, and 1.5 times for Messrs. Kennedy and Leyden) of an amount equal to the target bonus under any company cash bonus plan payable in the year following termination. In determining to provide a higher level of benefits to Mr. Smith than to our other named executive officers, we reviewed data provided by FW Cook regarding peer group company practices, which indicated that most peer group companies provided a higher level of benefits to their chief executive officers than to other executives. For a more detailed discussion of these arrangements, including a more detailed listing of payments and other benefits under the change in control agreements, see “Potential Payments Upon Termination or Change in Control,” below. We do not provide tax “gross-ups” in connection with our change of control arrangements.

We entered into the change in control arrangements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change in control. In addition, we want our executives to support a corporate transaction involving a change in control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide an important incentive for our executives to remain with us.

Retirement Benefits

We provide certain retirement benefits to our executive officers that also are offered to our other employees. In addition, we maintain certain supplemental plans for our executives that are intended to promote tax efficiency and replace the benefit opportunities lost due to regulatory limits on broad-based tax-qualified plans.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan, which is a non-qualified plan under which executives may defer specified amounts of their salary, compensation under the annual incentive compensation program and, if applicable, long-term cash incentive awards. Salary deferral elections are made annually by eligible executives in respect of salary amounts to be earned in the following year. Deferral elections with regard to a cash incentive award are made by executives no later than six months prior to the end of the performance period applicable to the award. Participants may direct the investment of deferred amounts into a fixed interest fund or one or more notional funds, including a notional Teleflex stock fund. Executives also may defer restricted stock awards. Each of our named executive officers, other than Mr. Kennedy, is eligible to participate in the Deferred Compensation Plan. Mr. Kennedy participates in a different plan, governed by Irish law, under which we provide contributions equal to seven percent of his base salary, subject to his making required cash contributions to the plan.

In addition, the named executive officers, other than Mr. Kennedy, are eligible to receive a company matching contribution of up to three percent of their annual cash compensation with respect to amounts they defer into the Deferred Compensation Plan. We also credit Messrs. Smith’s, Powell’s and Kelly’s Deferred Compensation Plan accounts with an amount equal to five percent of their annual cash compensation, less the maximum matching contribution the participant was eligible to receive under our 401(k) Plan.

See the Non-qualified Deferred Compensation – 2015 table for additional information.

Defined Benefit Arrangements

Through 2008, we provided retirement benefits primarily through a combination of defined benefit and defined contribution arrangements. The defined benefits principally were provided under the Teleflex Incorporated Retirement Income Plan, or “TRIP,” which was a tax qualified defined benefit plan designed to provide benefits to all salaried employees following retirement based upon a formula relating to years of service and annual compensation. Effective December 31, 2008, we “froze” future benefit accruals under the TRIP. Mr. Leyden accrued benefits under the TRIP prior to December 31, 2008. No other named executive officer participated in the TRIP. See the Pension Benefits – 2015 table and accompanying narrative, and “Potential Payments Upon Termination or Change in Control” for additional information.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified executive officers, unless certain conditions are met. To the extent feasible, we structure executive compensation to preserve deductibility for federal income tax purposes. Our Executive Incentive Plan, under which our annual incentive program is established, is designed to facilitate the deductibility of the annual bonus awards under Section 162(m). In addition, our stock compensation plans are designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options. Nevertheless, we retain the discretion to authorize compensation that may not be deductible, such as the annual restricted stock awards that we currently grant to our executives under our equity incentive program, and it is possible that some portion of compensation paid to our executives at present and in future years will be non-deductible, particularly if a change in control occurs.

STOCK OWNERSHIP GUIDELINES

We maintain stock ownership guidelines for our named executive officers and other executives to further align the interests of management with those of our stockholders and to further encourage long-term performance. The ownership guidelines are expressed in terms of the stock ownership value, which consists of value attributable to shares in our 401(k) plan, restricted stock and a portion of stock options held by the executive (described below), as a multiple of that executive’s base salary, as follows:

Position	Required Stock Ownership Value (as a multiple of base salary)
Chief Executive Officer	5 x base salary
Other Executive Officers	2 x base salary

Each of our executive officers has until five years after the date of his appointment or promotion to an executive officer position to satisfy the required stock ownership value. The guidelines applicable to each of our current executive officers at December 31, 2015, and the executive officer’s progress towards achieving the required stock ownership value, are shown on the following table:

Name	Applicable Base Salary(1)	Required Stock Ownership Value(2)	Stock Ownership Value at 12/31/2015(3)
Benson F. Smith	$900,220	$4,501,100	$18,589,000
Thomas E. Powell	$486,675	$ 973,350	$ 3,559,000
Liam Kelly	$550,000	$1,100,000	$ 2,557,000
Tony Kennedy	$321,021	$ 642,042	$ 570,000
James J. Leyden	$293,800	$ 587,600	$ 1,616,000

(1)	Applicable base salary refers to the base salaries in effect on December 31, 2015.

(2)	Messrs. Powell, Kelly, Kennedy and Leyden must satisfy the required stock ownership value requirements by March 2017, June 2017, December 2019 and December 2019, respectively.

(3)	Stock ownership value is calculated based on the number of shares owned by the executive officer or members of his immediate family residing in the same household, shares held for the executive officer’s account in our 401(k) plan and restricted stock held by the executive officer, multiplied by the closing market price of a share of our common stock on December 31 2015, as reported by the New York Stock Exchange. In addition, stock ownership value includes one-half of the aggregate amount by which shares underlying vested, “in-the-money” stock options held by the executive, multiplied by the closing stock price of a share of our common stock December 31, 2015, exceeds the aggregate exercise price of those options.

2015 STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2015 annual meeting, our stockholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed under the SEC’s compensation disclosure rules, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2015 annual meeting. The stockholder vote in favor of named executive officer compensation totaled approximately 98.3 percent of all votes cast, including abstentions. We considered the results of the advisory vote and determined that, in light of this strong stockholder support, no revisions to our executive officer compensation program need be made in response to the vote.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Teleflex has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference, in Teleflex’s Annual Report on Form 10-K for the year ended December 31, 2015.

WILLIAM R. COOK, CHAIRMAN

JEFFREY A. GRAVES		STUART A. RANDLE

SUMMARY COMPENSATION TABLE – 2015

The following table sets forth compensation information with respect to the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers during 2015, determined in accordance with SEC regulations. These individuals are referred to in this Proxy Statement as the “named executive officers.”

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings		All Other Compensation (5)	Total
Benson F. Smith Chairman, President and Chief Executive Officer	2015 2014 2013	$895,682 $866,731 $826,585	– – –	$860,464 $819,335 $761,486	$1,611,555 $1,480,929 $1,335,472	$1,647,158 $2,031,457 $1,416,442	– – –		$411,461 $342,169 $261,426	$5,426,320 $5,540,621 $4,601,411

Thomas E. Powell Executive Vice President and Chief Financial Officer	2015 2014 2013	$484,221 $468,606 $441,461	– – –	$406,121 $301,232 $280,049	$760,705 $544,424 $491,168	$415,559 $512,552 $343,759	– – –		$119,725 $93,035 $240,899	$2,186,331 $1,919,849 $1,797,336

Liam J. Kelly(6) Executive Vice President and Chief Operating Officer	2015 2014 2013	$532,139 $431,450 $427,060	– – –	$418,489 $262,757 $211,079	$783,724 $474,768 $369,968	$473,528 $488,161 $280,320	– – –		$373,746 $540,805 $83,092	$2,581,626 $2,197,941 $1,371,519

T. Anthony Kennedy(7) Senior Vice President, Global Operations	2015 2014	$286,781 $312,167	– –	$117,793 $70,090	$220,562 $126,745	$137,310 $167,316	– –		$40,302 $44,414	$802,748 $720,732

James J. Leyden Vice President, General Counsel and Secretary	2015	$287,950	–	$141,071	$264,237	$141,211	–	(8)	$25,099	$859,568

(1)	Messrs. Smith, Powell and Kelly deferred $44,784, $14,527 and $28,993, respectively, of their 2015 salary into a deferral account under our Deferred Compensation Plan. See “Non-Qualified Deferred Compensation – 2015” for additional information.

(2)	The amounts shown in this column represent the aggregate grant date fair value of the restricted stock awards we granted to each of the named executive officers in 2015, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating these values may be found in Notes 1 and 12 to our 2015 consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC. See “Grants of Plan-Based Awards – 2015” for additional information.

(3)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards we granted to each of the named executive officers in 2015, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Notes 1 and 12 to our 2015 consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC. See “Grants of Plan-Based Awards – 2015” for additional information.

(4)	The amounts shown in this column represent the amounts we paid to each of the named executive officers under the Company’s 2015 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2015 Compensation,” for additional information regarding the annual incentive awards. Mr. Powell elected to defer $41,556 of his 2015 non-equity incentive plan compensation into a deferral account under our Deferred Compensation Plan. See “Non-Qualified Deferred Compensation – 2015” for additional information.

(5)	The amounts shown in this column consist of the components set forth in the table below, which include the matching contributions we made with respect to each named executive officer’s defined contribution retirement plan account, the dollar value of life insurance premiums that we paid for the benefit of each named executive officer and perquisites provided to each named executive officer. With respect to Messrs. Smith, Powell and Kelly, the amounts shown in this column also include the non-elective and matching contributions we made with respect to their deferred compensation accounts under our Deferred Compensation Plan. The amounts set forth below with respect to the costs we incurred to provide the named executive officers with a company car are calculated based upon the lease and insurance costs incurred by the Company with respect to the vehicle used by the named executive officer, as well as any of the named executive officer’s fuel and maintenance costs that we reimbursed. The amount set forth below with respect to the costs we incurred to provide Mr. Smith with personal use of the Company aircraft is calculated based upon our actual incremental cost to operate the aircraft, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs.

Name	Defined Contribution Plan Company Contributions	Deferred Compensation Plan Company Contributions	Life Insurance Premiums	Perquisites(a)
Mr. Smith	$13,250	$241,149	$3,421	$153,641
Mr. Powell	$13,250	$76,668	$1,800	$28,007
Mr. Kelly	$24,890	$10,872	$1,967	$336,017
Mr. Kennedy	$20,075	–	$561	$19,666
Mr. Leyden	$13,250	–	$720	$11,129

(a)	The amounts shown in this column include the following benefits: (a) for Mr. Smith, $105,976 in incremental costs we incurred to provide him with personal use of our aircraft, $47,061 in incremental costs we incurred to provide him with use of a company car and lesser amounts in respect of de minimis gifts provided in connection with Company events; (b) for each of Messrs. Powell and Leyden, $28,007 and $11,129, respectively, in incremental costs we incurred to provide the use of a company car and lesser amounts in respect of de minimis gifts provided in connection with Company events; (c) for Mr. Kennedy, the incremental costs we incurred to provide the use of a company car; and (d) for Mr. Kelly, $309,403 in incremental costs we incurred to provide him with certain expatriate benefits, $25,936 in incremental costs we incurred to provide him with use of a company car and lesser amounts in respect of de minimis gifts provided in connection with Company events. The expatriate benefits we provided to Mr. Kelly include $100,000 in dependent tuition costs, $31,154 in housing costs and lesser amounts for relocation expenses, tax consultation and preparation services, immigration services and reimbursement of health insurance premiums. The expatriate benefits also include $139,575 in tax and tax gross up-payments related to Mr. Kelly’s expatriate benefits.

(6)	Prior to April 2014, we paid all of Mr. Kelly’s cash compensation in euros. After his promotion to the position of Executive Vice President and President, Americas in April 2014, we continued to pay a portion of Mr. Kelly’s cash compensation in euros, and paid the balance in U.S. dollars. After his promotion to the position of Executive Vice President and Chief Operating Officer in May 2015, we paid all of Mr. Kelly’s cash compensation in U.S. Dollars. Amounts reported in the “Salary,” “Non-Equity Incentive Plan Compensation” and the “All Other Compensation” columns that we paid to Mr. Kelly in euros were converted to U.S. dollars using the exchange rate in effect as of December 31 of the year presented. The exchange rate we used for 2015 was 1.0925 euros per dollar, for 2014 was 1.22 euros per dollar and for 2013 was 1.3776 euros per dollar.

(7)	Mr. Kennedy initially was designated as an executive officer in December of 2014. We pay his cash compensation in euros. The amounts reported for Mr. Kennedy in the “Salary,” “Bonus,” “Non-Equity Incentive Plan Compensation” and the “All Other Compensation” columns were converted to U.S. dollars using the exchange rate in effect as of December 31 of the year presented. The exchange rate used for 2015 was 1.0925 euros per dollar and for 2014 was 1.22 euros per dollar.

(8)	The present value of Mr. Leyden’s accumulated pension benefit decreased by $8,810 in 2015. See “Pension Benefits – 2015” for additional information, including the present value assumptions used in this calculation.

GRANTS OF PLAN-BASED AWARDS – 2015

The following table sets forth information regarding our grants of plan based awards to the named executive officers during the fiscal year ended December 31, 2015.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold	Target	Maximum
Benson F. Smith	2/18/2015 2/25/2015 2/25/2015	2/18/2015 2/18/2015 2/18/2015	$335,880 – –	$1,343,523 – –	$2,687,045 – –	– – 7,356	– 75,236 –	– $121.00 –	– $1,611,555 $860,464

Thomas E. Powell(6)	2/17/2015 2/25/2015 2/25/2015 5/5/2015 5/5/2015	2/17/2015 2/17/2015 2/17/2015 4/28/2015 4/28/2015	$84,739 – – – –	$338,955 – – – –	$677,910 – – – –	– – 3,013 – 451	– 30,823 – 4,613 –	– $121.00 – $123.04 –	– $660,229 $352,444 $100,476 $53,677

Liam J. Kelly(7)	2/17/2015 2/25/2015 2/25/2015 5/5/2015 5/5/2015	2/17/2015 2/17/2015 2/17/2015 4/28/2015 4/28/2015	$96,560 – – – –	$386,238 – – – –	$772,476 – – – –	– – 2,843 – 722	– 29,084 – 7,380 –	– $121.00 – $123.04 –	– $622,979 $332,558 $160,745 $85,931

T. Anthony Kennedy	2/17/2015 2/25/2015 2/25/2015	2/17/2015 2/17/2015 2/17/2015	$32,263 – –	$129,051 – –	$258,103 – –	– – 1,007	– 10,297 –	– $121.00 –	– $220,562 $117,793

James J. Leyden	2/17/2015 2/25/2015 2/25/2015	2/17/2015 2/17/2015 2/17/2015	$28,795 – –	$115,180 – –	$230,360 – –	– – 1,206	– 12,336 –	– $121.00 –	– $264,237 $141,071

(1)	Represents the threshold, target and maximum payments the named executive officer was eligible to receive based upon achievement of the metrics under our 2015 annual incentive program. The amounts we actually paid to each named executive officer under this award are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2015 Compensation,” for additional information regarding the annual incentive awards.

(2)	The amounts shown in this column reflect the number of shares of our common stock underlying restricted stock awards granted to each named executive officer under our 2014 Stock Incentive Plan. All of the shares of restricted stock granted to the named executive officers will vest on the third anniversary of the grant date. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2015 Compensation,” for additional information regarding the restricted stock awards.

(3)	The amounts shown in this column reflect the number of shares of our common stock underlying options we granted to each named executive officer under our 2014 Stock Incentive Plan. The options vest in three equal annual installments beginning on the first anniversary of the grant date. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2015 Compensation,” for additional information regarding the stock option awards.

(4)	Stock options awarded under our 2014 Stock Incentive Plan have an exercise price equal to the closing price of our common stock on the date of grant.

(5)	The amounts shown in this column represent the aggregate grant date fair value of the stock and option awards granted in 2015, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Notes 1 and 12 to our 2015 consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC.

(6)	We granted additional stock options and restricted stock awards to Mr. Powell on May 5, 2015 in recognition of his contributions to our company and his role in supporting Mr. Kelly in his transition to the position of Executive Vice President and Chief Operating Officer.

(7)	We granted additional stock options and restricted stock awards to Mr. Kelly on May 5, 2015 in connection with his promotion to the position of Executive Vice President and Chief Operating Officer.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2015

The following table sets forth information with respect to the outstanding stock options and unvested restricted stock held by each named executive officer on December 31, 2015.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Name	Grant Date	Exercisable	Unexercisable(1)
Benson F. Smith	2/25/2015 2/25/2015 2/26/2014 2/26/2014 3/14/2013 2/26/2013 2/26/2013 2/28/2012 3/1/2011 3/1/2010 3/2/2009 3/4/2008 2/27/2007 2/22/2006	– – – 27,501 – 62,875 – 110,481 107,973 2,000 2,000 2,000 2,000 2,000	– 75,236 – 55,001 – 31,438 – – – – – – – –	– $121.00 – $101.12 – $78.62 – $59.75 $57.78 $61.34 $46.12 $56.25 $67.25 $64.25	– 2/25/2025 – 2/26/2024 – 2/26/2023 – 2/28/2022 3/1/2021 3/1/2020 3/2/2019 3/4/2018 2/27/2017 2/22/2016	7,356 – 8,440 – 13,460 – 10,213 – – – – – – –	$966,946 – $1,109,438 – $1,769,317 – $1,342,499 – – – – – – –

Thomas E. Powell	5/5/2015 5/5/2015 2/25/2015 2/25/2015 2/26/2014 2/26/2014 2/26/2013 2/26/2013 3/13/2012 2/28/2012 9/20/2011	– – – – – 10,110 – 23,124 6,127 8,582 14,758	– 4,613 – 30,823 – 20,220 – 11,563 – – –	– $123.04 – $121.00 – $101.12 – $78.62 $59.81 $59.75 $56.00	– 5/5/2025 – 2/25/2025 – 2/26/2024 – 2/26/2023 3/13/2022 2/28/2022 9/20/2021	451 – 3,013 – 3,103 – 3,756 – – – –	$59,284 – $396,059 – $407,889 – $493,726 – – – –

Liam J. Kelly	5/5/2015 5/5/2015 2/25/2015 2/25/2015 4/1/2014 4/1/2014 2/26/2014 2/26/2014 3/14/2013 3/14/2013 2/26/2013 2/26/2013 6/25/2012 2/28/2012	– – – – – 1,027 – 7,725 – 2,386 – 14,922 6,711 11,263	– 7,380 – 29,084 – 2,054 – 15,450 – 1,193 – 7,461 – –	– $123.04 – $121.00 – $107.47 – $101.12 – $82.26 – $78.62 $59.96 $59.75	– 5/5/2025 – 2/25/2025 – 4/1/2024 – 2/26/2024 – 3/14/2023 – 2/26/2023 6/25/2022 2/28/2022	722 – 2,843 – 315 – 2,371 – 388 – 2,424 – – –	$94,907 – $373,712 – $41,407 – $311,668 – $51,003 – $318,635 – – –

T. Anthony Kennedy	2/25/2015 2/25/2015 2/26/2014 2/26/2014 5/3/2013 5/3/2013 2/26/2013 2/26/2013 2/28/2012	– – – 2,353 – 1,545 – 1,012 842	– 10,297 – 4,708 – 1,545 – 1,012 –	– $121.00 – $101.12 – $78.34 – $78.62 $59.75	– 2/25/2025 – 2/26/2024 – 5/3/2023 – 2/26/2023 2/28/2022	1,007 – 722 – 502 – 611 – –	$132,370 – $94,907 – $65,988 – $80,316 – –

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Name	Grant Date	Exercisable	Unexercisable(1)
James J. Leyden	2/25/2015 2/25/2015 2/26/2014 2/26/2014 3/14/2013 3/14/2013 2/26/2013 2/26/2013 2/28/2012 3/1/2011 3/1/2010 3/2/2009 3/4/2008 2/26/2007 2/21/2006	– – – 1,837 – 268 – 1,221 2,513 3,400 3,200 1,300 1,500 2,500 6,000	– 12,336 – 3,676 – 134 – 611 – – – – – – –	– $121.00 – $101.12 – $82.26 – $78.62 $59.75 $57.78 $61.34 $46.12 $56.25 $68.25 $64.00	– 2/25/2025 – 2/26/2024 – 3/14/2023 – 2/26/2023 2/28/2022 3/1/2021 3/1/2020 3/2/2019 3/4/2018 2/26/2017 2/21/2016	1,206 – 564 – 81 – 684 – – – – – – – –	$158,529 – $74,138 – $10,647 – $89,912 – – – – – – – –

(1)	The stock options we granted to Mr. Smith (a) from 2011 to 2015 vest in three equal annual installments beginning on the first anniversary of the grant date; and (b) prior to 2011 were granted to him in respect of his service as a non-employee director and were fully vested at the time of grant. The stock options we granted to Messrs. Powell, Kelly, Kennedy and Leyden vest in three equal annual increments beginning on the first anniversary of the date of grant.

(2)	The outstanding restricted stock awards vest 100% on the third anniversary of the grant date.

(3)	The amounts set forth in this column represent the market value of the unvested shares of restricted stock held by the named executive officer based on a market price of $131.45 per share, which was the closing price of our common stock on December 31, 2015, as reported by the New York Stock Exchange.

OPTION EXERCISES AND STOCK VESTED – 2015

The following table sets forth information regarding the number of shares acquired on the exercise of stock options by, and the vesting of restricted stock held by, the named executive officers during the fiscal year ended December 31, 2015.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Benson F. Smith(3)	5,000	$333,500	12,543	$1,526,358
Thomas E. Powell	–	–	1,671	$201,416
Liam J. Kelly	–	–	2,041	$258,184
Thomas Anthony Kennedy	–	–	989	$120,351
James J. Leyden(4)	1,000	$68,160	984	$119,743

(1)	The value realized is equal to the difference between the market price per share of the shares acquired on the date of exercise (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the date of exercise) and the exercise price, multiplied by the number of shares underlying the options.

(2)	The value realized is equal to the market price per share on the vesting date (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the vesting date) multiplied by the number of restricted shares that vested. The shares of restricted stock included in the table with respect to Messrs. Smith, Kennedy and Leyden vested on February 28, 2015 and reflect a market price per share of $121.69; with respect to Mr. Powell vested on February 28, 2015 and March 13, 2015 and reflect market prices per share of $121.69 and $118.92, respectively; and with respect to Mr. Kelly vested on February 28, 2015 and June 25, 2012 and reflect market prices per share of $121.69 and $134,57, respectively, which, in each case, was the closing price of our common stock on the vesting date, as reported by the New York Stock Exchange.

(3)	On March 23, 2015, Mr. Smith exercised a stock option to purchase 5,000 shares with an exercise price of $53.00 per share. The shares underlying options exercised by Mr. Smith had a market price of $119.70 per share, which was the closing price of our common stock on the date of exercise, as reported by the New York Stock Exchange.

(4)	On March 6, 2015, Mr. Leyden exercised a stock option to purchase 1,000 shares with an exercise price of $52.50 per share. The shares underlying options exercised by Mr. Leyden had a market price of $120.66 per share, which was the closing price of our common stock on the date of exercise, as reported by the New York Stock Exchange.

PENSION BENEFITS – 2015

We have sponsored the Teleflex Incorporated Retirement Income Plan (“TRIP”), a qualified defined benefit pension plan. Effective January 1, 2006, the TRIP was closed to new employees, and, effective January 1, 2009, no further benefits could be accrued under the TRIP.

Under the TRIP, a participant accumulated units of annual pension benefit for each year of service. With respect to the years of service applicable to the named executive officers, a participant’s unit was equal to 1.375% of his or her prior year’s annual plan compensation not in excess of social security covered compensation, plus 2.0% of such compensation in excess of the social security covered compensation. The annual plan compensation taken into account under this formula included base salary and annual incentive award payments.

Participants in the TRIP generally vested in their plan benefits after completing five years of qualifying service or, if earlier, upon reaching normal retirement age, which, for purposes of the TRIP, is age 65. In addition to the normal retirement benefit, the TRIP provides reduced benefits upon early retirement, which may occur after a participant has reached age 60 and has completed 10 years of qualifying service. The TRIP also provides limited benefits upon termination due to disability.

Mr. Leyden is the only named executive officer who currently participates in the TRIP and has vested in his plan benefits. Messrs. Smith, Powell, Kelly and Kennedy have not participated in the TRIP because their employment commenced after the date on which the TRIP was closed to new participants. The table below shows, as of December 31, 2015, the number of years of service credited under the TRIP to Mr. Leyden and the present value of the accumulated benefit payable to Mr. Leyden under such plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
James J. Leyden	TRIP	4.0	$178,154	–

(1)	The accumulated benefit is based on service and earnings for the period through December 31, 2008, after which no further benefits could be accrued. The present value has been calculated assuming Mr. Leyden will commence receipt of benefits at age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions described in note 14 to the consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC. The interest assumption is 4.25%, and the mortality assumption is based on the RP-2014 white collar generational mortality table, using Scale MP for projection of mortality improvement.

NONQUALIFIED DEFERRED COMPENSATION – 2015

We maintain our Deferred Compensation Plan, under which executives, including the named executive officers, may defer up to 100 percent of their cash compensation (salary, annual incentive awards and, if applicable, long-term cash incentive awards). Participants also may defer restricted stock awards or restricted stock unit awards. Salary and restricted stock deferral elections are made by eligible executives in December of each year in respect of salary to be earned and restricted stock awards to be granted in the following year. With respect to deferral elections for annual incentive awards, the election must be made no later than six months prior to the end of the performance period applicable to such award. Participants in our Deferred Compensation Plan may direct the investment of deferred cash amounts into a fixed interest fund or one or more notional funds, and the value of the participants’ investments will increase or decrease based on the applicable fixed income rate or performance of the underlying securities. Deferrals of restricted stock awards are invested in the Teleflex stock fund.

In addition, we provide a matching contribution to certain executives’ accounts with respect to cash amounts deferred by those executives into the Deferred Compensation Plan, up to an amount equal to three percent of the participant’s annual cash compensation. A participant will become vested in our matching contributions once the participant has completed two years of service or, if earlier, upon reaching age 65, or upon death or total disability. We also provide non-elective contributions to executives’ accounts in an amount equal to a specified percentage (five percent with respect to Messrs. Smith, Powell and Kelly and three percent with respect to all other executives eligible to receive non-elective contributions) of the participant’s annual cash compensation, less the maximum matching contribution the participant is eligible to receive under our 401(k) Plan. A participant will become vested in the additional contribution once the participant has completed five years of service or, if earlier, upon reaching age 65, death or total disability. In 2015, Messrs. Smith, Powell and Kelly were eligible to receive matching and non-elective contributions under the plan.

The following table shows the notional funds available under the Deferred Compensation Plan and their respective annual rate of return for the calendar year ended December 31, 2015. Account balances in the Teleflex stock fund must remain in that fund and cannot be transferred to any other investment option. Additionally, distributions of balances invested in the Teleflex stock fund are made in the form of shares of Teleflex stock; distributions from other funds are payable in cash.

Name of Fund	Rate of Return
Fixed Income Fund	2.98%
Vanguard 500 Index	1.25%
Vanguard Mid-Cap Index	-1.46%
Vanguard Small-Cap Index	-3.78%
Teleflex Stock Fund	15.70%

A participant may elect to receive payment of deferred amounts, either in a lump-sum or in annual installments over a period of five or ten years, commencing upon separation from service, on a fixed date following separation from service or on an alternative date selected by the participant. Changes in the time or form of payment may be made in compliance with advance notice requirements under the plan, provided that the commencement of the revised payment schedule must be deferred by at least five years from the original commencement date.

The following table sets forth information for the fiscal year ended December 31, 2015 regarding contributions, earnings and balances under our deferred compensation plan for each named executive officer:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End(2)
Benson F. Smith	$1,252,858	$241,149	$56,167	–	$2,916,198
Thomas E. Powell	$65,782	$76,668	$(10,553)	–	$333,638
Liam J. Kelly	$28,993	$10,872	$(124)	–	$39,741
Thomas Anthony Kennedy	–	–	–	–	–
James J. Leyden	–	–	–	–	–

(1)	The amounts set forth in this column consist of non-elective and matching contributions made to each named executive officer’s account under our Deferred Compensation Plan. Non-elective contributions were made for Messrs. Smith and Powell in the amounts of $110,815 and $36,452, respectively. Matching contributions made for Messrs. Smith, Powell and Kelly were $130,335, $40,216 and $10,872, respectively. The amount of matching contributions for Messrs. Smith and Powell include corrective contributions of $46,280 and $11,663, respectively, to address an administrative error that resulted in a shortfall in the matching contributions the executives received in 2014. The amounts set forth in this column are included in the Summary Compensation Table in the “All Other Compensation” column for 2015.

(2)	The following amounts were reported in the Summary Compensation Table in prior years: Mr. Smith, $446,675 (2011 through 2014); and Mr. Powell, $93,195 (2013 and 2014).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination, including termination in connection with a change of control, assuming the termination event occurred on December 31, 2015. The information in this section does not include information relating to the following:

•	distributions under our deferred compensation plan. See “Nonqualified Deferred Compensation – 2015” for information regarding this plan;

•	restricted shares and shares underlying options that vested prior to the termination event. See the “Outstanding Equity Awards at Fiscal Year-End – 2015” table;

•	short-term incentive payments that would not be increased due to the termination event;

•	benefits that would be provided upon death or disability under supplemental life and/or disability insurance policies that we maintain for the benefit of our named executive officers; and

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including under our 401(k) plan.

Employment and Severance Arrangements

We have entered into agreements with each of our executive officers that provide for specified severance compensation and benefits in the event we terminate their employment without “cause,” as defined in the agreements, or if the executive terminates employment for “good reason,” as defined in the agreements, other than in connection with a change of control. The severance compensation consists of the following:

•

continued payment of the executive’s base salary for a period of 24 months with respect to Mr. Smith, 18 months with respect to Messrs. Powell and Kelly (subject to increase by one month for each year of full-time employment, up to an additional six months) and three weeks for each year of full-time employment (subject to a minimum period of nine months and a maximum period of 12 months) with respect to Messrs. Kennedy and Leyden (the “Severance Period”), provided that, in the case of Mr. Kennedy, the severance period will be reduced by any contractual notice period he is entitled to and the amount of his base salary payments will be reduced by any statutory “redundancy payment” to which he is entitled under Irish law;

•

if the executive is terminated before the last day, but after the completion of at least six months, of a performance period under the annual incentive plan, the payment of a prorated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment was terminated (for purposes of the proration, the individual performance component will be equal to the target award for the component);

•

continued health, life and accident insurance, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect (provided that, with respect to Mr. Kennedy, these benefits will be provided exclusive of statutory deductions and plan limitations or exclusions in the relevant plan), until the end of the Severance Period or until the executive is eligible for such benefits in connection with future employment, whichever occurs first; at our option, we may choose to provide to the executive a monthly cash payment equal to the executive’s after-tax cost to obtain comparable health insurance coverage from commercial sources, subject to the executive bearing a portion of the cost in accordance with our policy then in effect for employee cost sharing (provided that, in the case of Mr. Kennedy, in the event continued coverage is not permitted under the relevant plan, we will pay, subject to statutory deductions, an amount equivalent to the cost of coverage on the same basis as if Mr. Kennedy continued to participate);

•

if an executive, other than Messrs. Kennedy and Leyden, was provided with the use of an automobile or cash allowance for an automobile, payment during the Severance Period of a cash allowance equal to the amount it would cost the executive to lease the vehicle utilized by the executive at the time of his or her termination; and

•	reimbursement for executive outplacement services in an amount up to €18,000 with respect to Mr. Kennedy and $20,000 with respect to each of the other executives.

The following table sets forth the potential post-termination payments and benefits the named executive officers would be entitled to receive under the agreements and policies described above, assuming the triggering event under the agreements occurred on December 31, 2015.

Name	Base Salary(1)	Bonus Payments(2)	Health Benefits(3)	Life and Accident Insurance(4)	Auto- mobile(5)	Executive Outplacement(6)	Total
B. Smith	$1,800,440	$1,647,158	$30,702	$7,815	$89,412	$20,000	$3,595,527
T. Powell	$892,238	$415,559	$28,143	$3,795	$44,952	$20,000	$1,404,687
L. Kelly	$1,008,333	$473,528	$26,959	$3,795	$44,437	$20,000	$1,577,052
T. Kennedy(7)	$216,032	$137,310	$3,549	$421	–	$19,665	$376,977
J. Leyden	$220,350	$141,211	$10,729	$621	–	$20,000	$392,911

(1)	The amounts set forth in this column reflect the amounts the named executive officers would be entitled to receive based upon salaries in effect as of December 31, 2015, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the amounts will be provided: Mr. Smith, 24 months; Messrs. Powell and Kelly, 22 months; and Messrs. Kennedy and Leyden, nine months.

(2)	The amounts set forth in this column reflect the actual cash incentive award each executive received for 2015, as reflected in the Summary Compensation Table.

(3)	The amounts set forth in this column have been calculated based upon the health coverage rates in effect as of December 31, 2015, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which coverage will be provided: Mr. Smith, 24 months; Messrs. Powell and Kelly, 22 months; and Messrs. Kennedy and Leyden, nine months.

(4)	The amounts set forth in this column have been calculated based upon the life and accident insurance rates in effect as of December 31, 2015, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the insurance will be provided: Mr. Smith, 24 months; Messrs. Powell and Kelly, 22 months; and Messrs. Kennedy and Leyden, nine months.

(5)	The amounts set forth in this column are based upon automobile lease rates in effect as of December 31, 2015, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the vehicle allowance will be provided: Mr. Smith, 24 months; and Messrs. Powell and Kelly, 22 months.

(6)	The amounts set forth in this column represent the maximum payment the named executive officer would be entitled to receive for outplacement services, under the applicable agreement.

(7)	The amounts shown for Mr. Kennedy, who receives his cash compensation in euros, have been converted to U.S. dollars using an exchange rate of 1.0925 euros per dollar, which was the exchange rate in effect as of December 31, 2015.

Change-of-Control Arrangements

We have entered into agreements with each of our executive officers that provide for specified severance compensation and benefits in the event that a Change in Control (as defined in the agreements) occurs, and the executive’s employment is terminated within two years after the Change in Control either by the executive for “good reason,” as defined in the agreement, or by us for any reason other than “disability” or “cause,” each as defined in the agreements. The severance compensation consists of the following:

•

if no amount has been awarded to the executive under any plan providing for payment of a cash bonus in the year of termination, the executive will receive a bonus payment equal to the target award under such plan;

•

the executive’s target bonus under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated, prorated based on the number of days the executive was employed during the applicable performance period under such bonus plan;

•

payment of the executive’s base salary (based on the highest salary rate in effect for the executive at the time of, or at any time after the Change in Control) for a specified period after termination of employment, which period is equal to three years for Mr. Smith, two years for Messrs. Powell and Kelly, and eighteen months for Messrs. Kennedy and Leyden (the “CIC Severance Period”), provided that, in the case of Mr. Kennedy, this amount will be reduced by any statutory “redundancy payment” to which he is entitled under Irish law and any base salary payments he receives during any termination notice period;

•

in the case of Messrs. Smith, Powell and Kelly, annual payments during the CIC Severance Period, each equal to the sum of the target awards under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated (the “Target Award”); and in the case of Messrs. Kennedy and Leyden, two annual payments during the CIC Severance Period, the first of which will be equal to 100 percent of the Target Award and the second of which shall be equal to fifty percent of the Target Award;

•	immediate vesting of all unvested stock options and restricted stock awards held by the executive;

•

continuation of health insurance during the CIC Severance Period or, if the executive is not eligible for continued coverage after termination, reimbursement during the CIC Severance Period, on an after-tax basis, of any premiums the executive is required to pay in order to maintain coverage at a level comparable to the coverage he last elected for himself, his spouse and dependents under our health care plan, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect for employee participation in premiums;

•

in the case of Messrs. Smith, Powell and Kelly, payment during the CIC Severance Period of a cash allowance equal to the amount it would cost the executive to lease the vehicle utilized by the executive at the time of his or her termination;

•

with respect to Messrs. Smith, Powell, Kelly and Leyden, a cash payment equal to the non-elective contribution the executive would have been entitled to receive under our Deferred Compensation Plan in respect of three additional years of service, in the case of Mr. Smith, two additional years of service, in the case of Messrs. Powell and Kelly and eighteen months of additional service, in the case of Mr. Leyden; and

•	reimbursement for executive outplacement services in an amount up to $20,000.

The executive change in control agreements have an initial term of three years, and automatically renew for successive one year periods unless we terminate the agreements. However, notwithstanding any termination by us, the executive change in control agreements will remain in effect for a period of at least two years following a Change in Control that occurs during the term of the agreement.

The following table sets forth information regarding the potential payments and benefits the named executive officers would have been entitled to receive under the agreements described above, assuming the triggering event under the agreements occurred on December 31, 2015.

Name	Base Salary	Annual Cash Incentive Award Payments(1)	Vesting Of Unvested Stock Options And Restricted Stock(2)	Health Benefits(3)	Auto- Mobile(4)	Deferred Compen- sation Plan Payments(5)	Executive Out- placement(6)	Total
B. Smith	$2,700,660	$5,677,726	$9,303,496	$46,053	$134,118	$332,444	$20,000	$18,214,497
T. Powell	$973,350	$1,093,469	$2,942,000	$30,702	$49,038	$72,904	$20,000	$5,181,463
L. Kelly	$1,100,000	$1,271,736	$2,528,027	$29,410	$48,477	$11,577	$20,000	$5,009,227
T. Kennedy	$432,065	$330,888	$759,497	$7,098	–	–	$20,000	$1,549,548
J. Leyden	$440,700	$313,981	$612,501	$21,458	–	–	$20,000	$1,408,640

(1)	The amounts set forth in this column represent the sum of the actual cash incentive award payment the named executive officers received for the fiscal year ended December 31, 2015, as reflected in the Summary Compensation Table, and additional payments to be made based upon the respective number of years for which target awards would be payable following the change of control, as follows: Mr. Smith, three years; Messrs. Powell and Kelly, two years; and Messrs. Kennedy and Leyden, 18 months.

(2)	The amounts set forth in this column represent the value the named executive officer would realize upon the vesting of the unvested stock options and restricted stock held by the named executive officer as of December 31, 2015. The value of the unvested stock options was calculated based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price of those stock options. The market value was based on a price of $131.45 per share, which was the closing price of our common stock on December 31, 2015, as reported by the New York Stock Exchange.

(3)	The amounts set forth in this column have been calculated based upon the health coverage rates for each named executive officer in effect as of December 31, 2015.

(4)	The amounts set forth in this column are based upon automobile lease rates in effect as of December 31, 2015, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the vehicle allowance will be provided: Mr. Smith, three years; Messrs. Powell and Kelly, two years.

(5)	The amounts set forth in this column are equal to three times the amount of non-elective contribution we made to the Deferred Compensation Plan for the account of Mr. Smith in 2015 and two times the amount of such non-elective contributions for the account of Messrs. Powell and Kelly in 2015.

(6)	The amounts set forth in this column represent the maximum payment we would be required to make to the named executive officers for outplacement services under the applicable agreement or company policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 1, 2016 (except as otherwise noted), information with respect to ownership of our securities by each person known by us to beneficially own more than 5% of our outstanding common stock, each director or nominee for director, each named executive officer and all such directors, nominees for director and named executive officers as a group. Except as otherwise indicated in the footnotes to the table, we have been informed that each person listed has sole voting power and sole investment power over the shares of common stock shown opposite his or her name.

Name and Address of Beneficial Owner	Shares Beneficially Owned(a)		Percent of Outstanding Common Stock
T. Rowe Price Associates, Inc.	4,744,801		11.4%
100 E. Pratt Street
Baltimore, MD 21202(b)

BlackRock, Inc.	3,179,681		7.64%
55 East 52nd Street
New York, NY 10022(c)

The Vanguard Group, Inc.	2,895,046		6.95%
100 Vanguard Boulevard
Malvern, PA 19355(d)

Franklin Resources, Inc.	1,968,366		4.73%
One Franklin Parkway
San Mateo, CA 94403(e)

George Babich, Jr.	32,311	(f)	*
Patricia C. Barron	37,022	(g)	*
William R. Cook	33,644	(h)	*
Candace H. Duncan	5,478	(i)	*
W. Kim Foster	13,643	(j)	*
Jeffrey A. Graves	32,729	(k)	*
Liam J. Kelly	75,008	(l)	*
Thomas Anthony Kennedy	13,635	(m)	*
Stephen K. Klasko	30,147	(n)	*
James J. Leyden	34,884	(o)	*
Thomas E. Powell	102,633	(p)	*
Stuart A. Randle	26,096	(q)	*
Benson F. Smith	447,519	(r)	1.06%
All directors and executive officers as a group (15 persons)	911,105	(s)	2.15%

*	Represents holdings of less than 1%.

(a)	“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which the person listed has or shares the power to vote or to direct disposition. In addition, shares issuable upon the exercise of outstanding stock options exercisable on February 1, 2016 or within 60 days thereafter and shares issuable pursuant to restricted stock awards that will vest within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options or restricted stock awards for the purpose of computing such person’s percentage of beneficial ownership, but are not considered outstanding for the purpose of computing the percentage of beneficial ownership of any other person.

(b)

T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power with respect to 1,343,518 shares listed in the table and sole dispositive power for all 4,744,801 shares listed in the table. T. Rowe Price Mid-Cap Growth Fund, Inc. has sole voting power with respect to 2,500,000 shares listed in the table. The securities listed in the table are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The information in the table and the first two sentences of this footnote is derived from an amendment to Schedule 13G filed by Price Associates and T. Rowe Price Mid-Cap Growth Fund, Inc. with the SEC on February 10, 2016, reporting beneficial ownership as of December 31, 2015. The information in the third and fourth sentences of this footnote was provided to us by Price Associates. The number of shares held by such reporting persons may have changed subsequent to December 31, 2015.

(c)	BlackRock, Inc. (“BlackRock”) is the parent of several subsidiaries that directly hold the shares listed in the table. Of the shares listed in the table, BlackRock has sole voting power with respect to 3,029,018 shares and sole dispositive power with respect to all 3,179,681 shares. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by BlackRock, Inc. with the SEC on February 10, 2016, reporting beneficial ownership as of December 31, 2015. The number of shares held by such reporting persons may have changed subsequent to December 31, 2015.

(d)	Of the shares listed in the table, The Vanguard Group has sole voting power with respect to 30,106 shares, shared voting power with respect to 2,200 shares, sole dispositive power with respect to 2,865,384 shares and shared dispositive power with respect to 29,662 shares. Two wholly-owned subsidiaries of The Vanguard Group, Inc. beneficially own an aggregate of 32,306 shares listed in the table. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2016, reporting beneficial ownership as of December 31, 2015. The number of shares held by such reporting persons may have changed subsequent to December 31, 2015.

(e)	The shares listed in the table are beneficially owned by one or more investment companies or other managed accounts that are investment management clients of investment managers that are direct or indirect subsidiaries of Franklin Resources, Inc. (“FRI”). Franklin Advisory Services, LLC (“FAS”), an indirect wholly-owned subsidiary of FRI, exercises sole voting power with respect to 1,415,766 shares listed in the table and sole dispositive power with respect to 1,465,766 shares listed in the table, in each case, independently from FRI and its other investment management subsidiaries. Franklin Advisers, Inc. exercise sole voting and investment power with respect to 500,000 shares listed in the table, and Franklin Trust Company International exercises sole voting and investment power with respect to 2,600 shares listed in the table. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and Messrs. Charles and Rupert Johnson may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, the beneficial owners of securities held by persons or entities for whom or for which FRI subsidiaries provide investment management services. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by FRI, FAS and Messrs. Charles and Rupert Johnson with the SEC on February 10, 2016, reporting beneficial ownership as of December 31, 2015. The number of shares held by such reporting persons may have changed subsequent to December 31, 2015.

(f)	Includes 1,000 shares held indirectly by Mr. Babich through the Baylee Consulting Plan and 22,273 shares underlying stock options.

(g)	Includes 3,000 shares held indirectly by Ms. Barron through the Patricia C. Barron Profit Sharing Plan, 2,108 shares held indirectly by Ms. Barron through the Patricia C. Barron Defined Benefit Pension Plan II and 24,273 shares underlying stock options.

(h)	Includes 24,273 shares underlying stock options.

(i)	Includes 4,833 shares underlying stock options.

(j)	Includes 11,458 shares underlying stock options.

(k)	Includes 25,273 shares underlying stock options.

(l)	Includes 71,134 shares underlying stock options and 2,812 shares underlying restricted stock awards.

(m)	Includes 12,550 shares underlying stock options and 611 shares underlying restricted stock awards.

(n)	Includes 23,273 shares underlying stock options.

(o)	Includes 30,434 shares underlying stock options, 684 shares underlying restricted stock awards and 1,425 shares held in the Company’s 401(k) Savings Plan which Mr. Leyden has authority to direct voting.

(p)	Includes 96,185 shares underlying stock options, 3,756 shares underlying restricted stock awards and 382 shares held in the Company’s 401(k) Savings Plan which Mr. Powell has authority to direct voting.

(q)	Includes 21,273 shares underlying stock options.

(r)	Includes 400,847 shares underlying stock options, 23,673 shares underlying restricted stock awards and 611 shares held in the Company’s 401(k) Savings Plan which Mr. Smith has authority to direct voting.

(s)	Includes 792,814 shares underlying stock options, 32,072 shares underlying restricted stock awards and 2,453 shares held in the Company’s 401(k) Savings Plan which the executive officers have authority to direct voting.

CERTAIN TRANSACTIONS

Related Person Transactions Policy

We maintain a Related Person Transactions Policy for review and approval, rejection or ratification of “related person transactions.” A related person transaction is any transaction, arrangement or relationship (i) involving an amount exceeding $120,000, (ii) in which Teleflex or any of its controlled subsidiaries participate and (iii) in which a “related person” has a direct or indirect material interest. A “related person” is any Teleflex director or executive officer, any holder of more than 5% of our outstanding shares of common stock, any immediate family member of any of these persons and certain of their affiliates.

The policy includes procedures under which directors, director nominees and executive officers must provide information to the General Counsel before entry into a transaction that could be a related party transaction. If the transaction is subject to the policy, it is considered by the Audit Committee, which may approve or reject the transaction. The policy also addresses procedures for Audit Committee consideration of ratification of related person transactions that occur without its prior approval, including procedures designed to minimize the possibilities of future occurrences of such transactions without prior Audit Committee approval. The Audit Committee will approve only those related person transactions it finds to be in, or not inconsistent with, the best interests of Teleflex and its stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership of our common stock.

Based solely on a review of the copies of such reports and written representations from our directors and executive officers, we believe that, during the fiscal year ended December 31, 2015, all required filings under Section 16(a) were made on a timely basis.

PROPOSAL 2:

APPROVAL OF TELEFLEX INCORPORATED 2016 EXECUTIVE INCENTIVE PLAN

On February 23, 2016, our Board approved the adoption of the Teleflex Incorporated 2016 Executive Incentive Plan (the “EIP”). We are seeking stockholder approval, which, under the terms of the EIP, is required with respect to all awards granted on or subsequent to February 23, 2016.

General Overview

The EIP provides for annual and long-term incentive awards to our Chief Executive Officer and other highly compensated executive officers who would be considered “covered employees” under Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code” (together, the “Covered Employees”), as well as other corporate officers and key employees designated by the Compensation Committee of the Board or, under limited circumstances with respect to persons who are not (and are not expected to become) Covered Employees, one or more individuals to whom the Compensation Committee has delegated authority. Awards may be in cash or in shares of our common stock. Shares issued under the EIP may only be issued under one of our equity compensation plans that has been approved by our stockholders and permits such awards. The EIP will apply to awards granted beginning February 23, 2016, and the EIP will be effective as of February 23, 2016.

The EIP has been adopted by our Board and is being submitted to stockholders for approval in order to enable annual incentive plan awards and long-term incentive plan awards granted on or after February 23, 2016 to Covered Employees to be deductible by us for federal income tax purposes. Section 162(m) of the Code limits to $1 million the deductibility of taxable compensation received in a year by each Covered Employee, unless the compensation qualifies as “performance based” or is covered by other exceptions provided in the Code. Stockholder approval of the EIP is one condition that must be satisfied in order to qualify awards under the EIP as “performance based” compensation. Accordingly, awards granted to Covered Employees under the EIP for performance periods beginning on or after February 23, 2016 are expressly contingent on stockholder approval of the EIP. If the EIP is approved by stockholders at the Annual Meeting and awards otherwise satisfy the terms and conditions of the EIP, those awards will qualify as “performance based” compensation and will be fully deductible by us. If the EIP is not approved by stockholders, all awards granted on or after February 23, 2016 will terminate, and the Compensation Committee will consider alternative approaches to incentive compensation. Whether or not stockholders approve the EIP, our Compensation Committee retains discretion to grant additional annual incentive awards to Covered Employees that may not be deductible under Section 162(m).

The EIP replaces the 2011 Executive Incentive Plan, which previously was approved by our stockholders in 2011, and under which awards to Covered Employees also were designed to constitute “performance based” compensation for purposes of Section 162(m) of the Code.

The material terms of the EIP are included in the summary below. A copy of the full text of the EIP is attached to this proxy statement as Appendix A. This summary of the EIP is qualified in its entirety by the actual text of the EIP, to which reference is made.

Administration

The EIP will be administered by our Compensation Committee. The Compensation Committee generally will have authority to:

•	designate employees of the Company to participate in the EIP for any performance period;

•	establish performance goals, which may include a range of opportunities that reflect threshold, target and maximum payouts for any performance period;

•	certify the extent to which performance goals are achieved;

•	adopt, alter and repeal administrative rules, guidelines and practices governing the operation of the EIP;

•	establish the aggregate available incentive pool (in the event it delegates its authority as described below); and

•	interpret the terms and provisions of the EIP.

The Compensation Committee may delegate to one or more individuals the authority to grant awards to any participant who is not, and is not expected to be, a “Covered Employee.”

Eligibility for Participation

The Compensation Committee (or, if authorized in accordance with the EIP, its delegate) will, periodically determine those Covered Employees and those of our other corporate officers and key employees who will participate in the EIP for that performance period.

Awards

The EIP provides for incentive compensation awards for performance periods of up to one year (“AIP Awards”) and for longer performance periods (“LTI Awards”). Unless otherwise designated by the Compensation Committee, AIP Awards will cover a performance period of one year and LTI Awards will cover a performance period of three years.

Prior to, or as soon as practicable after the beginning of each performance period, the Compensation Committee (or, if applicable, its delegate) will establish and communicate to participants the performance goals and individual target award opportunities for the performance period, which may be coupled with threshold and maximum award opportunities for corresponding levels of performance as established by the Compensation Committee in its discretion (or, where authorized in accordance with the EIP, its delegate). In the event the Committee intends that an award qualify as “performance based” compensation for purposes of Section 162(m) under the Code, the award opportunities must be established in writing no later than the earlier of 90 days after the performance period begins or when 25% of the performance period has lapsed. In addition, the amount that may be paid to a participant under the EIP in any single year may not exceed $10 million. The Compensation Committee (or, if applicable, its delegate) retains discretion to adjust earned awards based on individual performance or any other factors it deems relevant, but adjustments of awards to Covered Employees may only be made to reduce, not to increase, the awards. In addition, the Compensation Committee (or, if applicable, its delegate) may allow individuals hired or promoted after the beginning of a performance period to participate in the performance period, subject to proration of the applicable award that results in a ratable reduction based on the partial performance period applicable to the individual.

At the discretion of the Compensation Committee, performance goals for any performance period may be based upon any one or more of the following criteria on a basis consistent with U.S. Generally Accepted Accounting Principles (“GAAP”) or on a non-GAAP or adjusted GAAP basis, and measured either annually or cumulatively over a period of years on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group:

•    sales or cash return on sales;

•    revenue or gross profits;

•    cash flow or free cash flow;

•    net cash from operating activity;

•    earnings (including gross margin, earnings before or after interest and taxes, earnings before taxes, and net earnings);

•    basic or diluted earnings per share;

•    growth in earnings or earnings per share;

•    gross profit margins;

•    profit before financial items;

•    income or net income;

•    pretax income before allocation of corporate overhead and bonus;

•    operating income or net operating income;

•    operating margin;

•    return on operating revenue;

•    return on capital;

•    return on investments;

•    operating profit or net operating profit (whether before or after taxes);

•    working capital or net working capital;

•    asset velocity index;

•    contract awards or backlog;

•    overhead or other expense or cost reduction;

•    market share;

•    book value per share;

•    cash return on investments;

•    stock price;

•    return on equity or average shareholders’ equity;

•    total shareholder return;

•    return on assets or net assets;

•    growth in shareholder value relative to the moving average of the S&P 500 or a peer group index;

• credit rating;

•    strategic plan
development and
implementation;

•    improvement in
workforce diversity;

•    customer satisfaction;

•    employee satisfaction;

•    management succession
plan development and
implementation;

•    employee or customer
retention;

•    global operations
inventory turn timing;

•    global operations
financial performance;

•    global operations service
performance; and

•    shipping timing
reduction.

Performance goals may be established on a Company-wide basis or with respect to one or more business units or divisions or subsidiaries.

Adjustment of Awards

The Compensation Committee may, at the time when performance goals are established, adjust performance goals for any performance period in recognition of unusual, infrequently occurring events that may affect us (including, without limitation, acquisitions or divestitures, restructurings, discontinued operations, extraordinary items, an event either not directly related to operations of our company or a subsidiary, division, business segment or business unit or not within the reasonable control of management, and foreign exchange gains or losses), changes in applicable tax law or accounting principles or other factors as it may determine, including gain or loss on the disposal of a business segment.

Payment of Awards

Awards will be paid following completion of a performance period, after the Compensation Committee has certified in writing the extent to which performance goals have been achieved (subject to the Compensation Committee’s (or if applicable, its delegate’s) ability to adjust awards that otherwise would be payable, as described above under “Awards”), but not later than the fifteenth day of the third calendar month following completion of the performance period. Subject to the terms of any applicable employment, severance or change of control agreement, or except as otherwise determined by the Compensation Committee, a participant will not be entitled to payment of any award unless he is employed by the Company on the last day of the performance period for the award. However, and except as otherwise determined by the Compensation Committee, if a participant’s employment terminates during the second half of a performance period for an AIP Award or LTI Award due to death, disability or retirement, the participant (or his or her beneficiary) will receive a pro-rated payment. The prorated payment will be based upon actual performance through the end of the performance period and the days actually worked during the performance period. Termination of employment will be due to disability if the participant’s condition constitutes a disability as defined under any employment, consulting or similar agreement to which the participant is a party or, in the absence of such agreement, as defined under our long-term disability plan. Termination of employment will be due to retirement if the participant has reached age 55 with at least five years of service (excluding, with respect to a company that we acquire, service prior to the acquisition date), or age 65 with at least 5 years of service (including, with respect to a company that we acquire, service prior to the acquisition date). Awards may be paid in cash, in shares of our common stock or in a combination of cash and common stock. In the case of awards made in shares of stock, such shares must be issued under one of our equity compensation plans that has been approved by our stockholders and permits such awards, including a plan that permits such awards as a result of an amendment to the plan made without stockholder approval where such amendment may be made without stockholder approval under the applicable listing standards of the New York Stock Exchange or any other exchange on which the common stock may be listed. In that event, the shares will be subject to the terms of such equity compensation plan.

Deferral of Awards

A participant may elect to defer an AIP Award or LTI Award in accordance with the provisions of our nonqualified deferred compensation plan.

Amendment or Termination of the EIP

The Compensation Committee may amend or terminate the EIP at any time, but in so doing, may not change or reduce the amount of any earned award as previously determined by the Compensation Committee for a completed performance period. In addition, no amendment to the “material terms” of the EIP (within the meaning of Section 162(m) of the Code) may be made without stockholder approval. The EIP will terminate after the date of our first stockholders’ meeting held in 2021.

New Plan Benefits

The following table shows the maximum dollar value of outstanding awards under the EIP that are subject to stockholder approval. These amounts represent the maximum dollar value of AIP Awards that may be paid to each of the participants identified below for the annual performance period that commenced on January 1, 2016. No LTI Awards have been granted under the EIP to date.

Name	Aggregate Maximum Dollar Value of Outstanding AIP Awards
Benson F. Smith	$2,751,465
Thomas E. Powell	$757,491
Liam J. Kelly	$840,525
Thomas Anthony Kennedy	$262,671
James J. Leyden	$241,220
All other executive officers	$426,469

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE

TELEFLEX INCORPORATED 2016 EXECUTIVE INCENTIVE PLAN

PROPOSAL 3:

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the “Dodd-Frank Act,” enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables and related disclosures included in this proxy statement. In accordance with the advisory vote of our stockholders at our 2011 Annual Meeting, we are providing to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our named executive officers.

As noted above under “Compensation Discussion and Analysis,” our executive compensation program is designed principally to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. We believe that, as described under “Compensation Discussion and Analysis,” our compensation program incorporates, to a significant extent, a pay-for-performance methodology that has operated effectively in recent years.

Accordingly, the Board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Teleflex Incorporated approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2016 Annual Meeting.

This is an advisory vote, which means that the stockholder vote is not binding on us. Nevertheless, our Compensation Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided the opportunity to make statements and respond to appropriate questions from stockholders present at the meeting. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm.

Audit and Non-Audit Fees

The following table provides information regarding fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2015 and December 31, 2014, and fees for other services provided by PricewaterhouseCoopers LLP during those periods.

Services rendered	2015	2014
Audit fees	$4,292,183	$4,859,277
Audit-related fees	168,522	369,929
Tax fees	1,673,923	1,296,432
All other fees	1,395,630	1,657,067

	$7,530,257	$8,182,706

Audit-Related Fees. Audit-related fees consisted primarily of fees for support in connection with financing transactions, acquisitions and statutory compliance certifications.

Tax Fees. Tax fees consisted primarily of fees for tax compliance activities in certain foreign jurisdictions ($545,498 for 2015 and $629,926 for 2014), and tax planning and consultancy services ($1,128,424 for 2015 and $666,506 for 2014).

All Other Fees. All other fees consisted principally of advisory services related to supply chain management, restructuring activities, network security, financial reporting and the SEC’s conflict minerals disclosure requirements and license fees for utilization of technical databases.

Audit Committee Pre-Approval Procedures

The Audit Committee has established a policy requiring pre-approval of all audit and permissible non-audit services performed by the independent registered public accounting firm. Under the policy, the Audit Committee annually pre-approves specific types of services, subject to certain dollar limitations set by the Audit Committee. Periodically throughout the year, the independent registered public accounting firm and management provide the Audit Committee with reports regarding pre-approved services under the policy for which the independent registered public accounting firm has been engaged. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated reports any pre-approval decisions to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2016.

STOCKHOLDER PROPOSALS

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for our 2017 annual meeting of stockholders must be received by the Company at its principal executive offices no later than November 24, 2016 and must comply in all other respects with SEC rules and regulations relating to such inclusion.

In connection with any proposal submitted by stockholders for consideration at the 2017 annual meeting of stockholders, other than proposals submitted for inclusion in our proxy statement and proxy, the persons named in the enclosed form of proxy may exercise discretionary voting authority with respect to proxies solicited for that meeting, without including advice on the nature of the matter and how the persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by us at our principal executive offices by February 7, 2017.

OTHER MATTERS

The Board does not know of any other matters that may be presented at the Annual Meeting, but if other matters do properly come before the meeting or any postponements or adjournments thereof, it is intended that persons named in the proxy will vote on such matters as they deem appropriate.

Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, for which no postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437) or via the internet at www.voteproxy.com.

By Order of the Board of Directors,

JAMES J. LEYDEN, Secretary

Appendix A

Teleflex Incorporated 2016 Executive Incentive Plan

1.	Purpose.

The purposes of the Teleflex Incorporated 2016 Executive Incentive Plan (the “Plan”) are to (a) attract and retain senior executives whose service is important to the success of the Company and its Related Companies, (b) motivate such individuals to achieve short-term and long- range goals of the Company and its Related Companies and (c) provide competitive incentive opportunities. To accomplish these objectives, the Plan authorizes the grant of Awards, as further described herein. The Plan is intended, in part, to provide for performance based compensation which is not subject to the deduction limitation rules under Section 162(m) of the Code as in effect from time to time.

2.	Definitions.

As used in the Plan, the following terms shall have the following meanings:

(a) “Annual Incentive Program Award” or “AIP Award” means the awards for Performance Periods of one year or less.

(b) “Applicable Law” means the requirements of Code Section 162(m) applicable to performance based compensation.

(c) “Award” means an Annual Incentive Program Award or an LTI Award.

(d) “Base Salary” means a Participant’s base salary on the first day of the Performance Period.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings of general applicability issued thereunder, as in effect from time to time.

(g) “Committee” means the Compensation Committee of the Company’s Board of Directors, or such other committee of directors as is designated by the Compensation Committee from time to time, provided that the Committee shall be comprised solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(h) “Company” means Teleflex Incorporated, a Delaware corporation, or its successor.

(i) “Covered Employee” means an Employee who is a “covered employee” as that term is defined in Section 162(m)(3) of the Code.

(j) “Director” means a member of the Board.

(k) “Disability” means (i) “Disability” as defined in any employment, consulting or similar agreement to which the Participant is a party, or (ii) if there is no such agreement or it does not define “Disability,” (A) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant, “Disability” shall mean the Participant’s continuous illness, injury or incapacity for a period of six consecutive months, as determined by the Committee in its discretion. Notwithstanding the foregoing, if a payment under this Plan is subject to Code Section 409A, “Disability” has the meaning ascribed to such term under that Code section.

(l) “Employee” means a regular, active employee of the Company or a Related Company. Directors who are not employed by the Company shall not be considered Employees under the Plan, nor shall independent contractors, leased employees, consultants or anyone else designated as not eligible to participate in the Plan by the Committee.

(m) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor thereto.

(n) “Long Term Incentive Award” or “LTI Award” means the awards for Performance Periods in excess of one year.

(o) “Participant” means an Employee of the Company who has been selected to participate in the Plan with respect to a Performance Period.

(p) “Performance Goals” means the goals established by the Committee as described in Section 8.

(q) “Performance Period” means the period established by the Committee as described in Section 5 with respect to which the attainment of the Performance Goals will be determined.

(r) “Related Company” means a corporation, partnership, joint venture, or other entity in which the Company has a direct or indirect ownership or other proprietary interest of at least fifty percent.

(s) “Retirement” means, unless otherwise determined by the Committee, a Termination of Employment by a Participant (other than by reason of death or Disability and other than in the event of termination for cause, as determined by the Committee in its discretion) from the Company and its Related Companies (i) at or after attaining age 55 and having at least 5 years of service with the Company and its Related Companies, excluding service with a Related Company prior to the time that such Related Company became a Related Company of the Company or (ii) at or after attaining age 65 and having at least five years of service with the Company and its Related Companies, including service with a Related Company of the Company prior to the time that such Related Company became a Related Company of the Company. For purposes of this age and/or service requirement, the Committee may, in its discretion, credit a Participant with additional years of age and/or service.

(t) “Target Award Opportunity” means a Participant’s target incentive opportunity for a Performance Period, expressed as a dollar amount or as a percent of Base Salary, that would be payable for such Performance Period if the “target” level Performance Goals were achieved and no negative discretion was exercised by the Committee in regard to that target incentive opportunity.

(u) “Termination of Employment” means, for purposes of this Plan, unless otherwise determined by the Committee, ceasing to be an Employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and any of its Related Companies. Unless otherwise determined by the Committee, if a Participant’s employment with the Company and its Related Companies terminates but such Participant continues to provide services to the Company in a non-employee director capacity, such change in status shall be deemed a Termination of Employment within the Performance Period during which it occurs. A Participant employed by, or performing services for, a Related Company or a division of the Company shall be deemed to incur a Termination of Employment if, as a result of a disaffiliation, such Related Company or division ceases to be a Related Company or division, as the case may be, and the Participant does not immediately thereafter become an Employee of (or service provider for) the Company or another Related Company. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Related Companies shall not be considered Terminations of Employment. In addition, Termination of Employment shall mean a “separation from service” as defined in regulations issued under Code Section 409A whenever necessary to ensure compliance therewith for any payment of an Award conferred under this Plan that is subject to such Code section, and, for such purposes, shall be determined based upon a reduction in the bona fide level of services performed to a level equal to twenty percent (20%) or less of the average level of services performed by the Employee during the immediately preceding 36-month period.

3.	Effective Date.

The effective date of the Plan is the date during 2016 on which the Company’s Board of Directors adopts the Plan; provided that any Award granted on or after the effective date but prior to stockholder approval of the Plan shall be contingent on such stockholder approval. This Plan shall remain in effect until terminated by the Company’s Board of Directors or the Committee in accordance with Section 18. Any Award granted before the termination of the Plan shall continue to be governed thereafter by the terms of the Plan as in effect on the termination date.

4.	Administration.

(a) The Plan shall be administered by the Committee. The Committee shall administer the Plan in accordance with applicable legal requirements. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. All questions of interpretation and administration with respect to the Plan and Awards made hereunder shall be determined by the Committee in its sole and absolute discretion. All determinations by the Committee shall be final and conclusive upon all persons. The Committee shall act by vote or written consent of a majority of its members and its actions shall be recorded in the minutes of the Committee.

(b) The Committee shall periodically determine, in its sole discretion, the individuals who shall participate in the Plan and the amounts and other terms and conditions of Awards to be granted to such individuals under the Plan. However, except to the extent prohibited by Applicable Law, the Committee may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan, including the power to make Awards to any Participant who is not (and is not expected to become) a Covered Employee, provided that when so delegating, the Committee shall fix the aggregate available incentive pool for Awards to such Participants and that such delegation may be revoked at any time and all determinations and decisions of any delegate as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons.

(c) Decisions of the Committee (or its delegate) shall be binding upon all persons, including the Company, stockholders and Participants. No member of the Committee or its delegate or any officers of the Company shall be liable for any act or failure to act under the Plan, except in circumstances involving bad faith on the part of such member or officer.

(d) Notwithstanding any other provision of the Plan, the Committee shall not have any discretion or authority to make changes to any Award that is intended to qualify as “performance-based compensation” under Code Section 162(m) to the extent that the existence of such discretion or authority would cause such Award not to so qualify.

(e) Additional Powers of the Committee. In addition to any implied powers and duties that are needed to carry out the provisions of the Plan, the Committee shall have the following specific powers and duties:

i.	to correct administrative errors;

ii.	to determine the terms and provisions for making or modifying Awards;

iii.	to make all other determinations necessary or advisable for the administration of the Plan;

iv.	to designate one or more officers of the Company to execute on behalf of the Company all agreements and other documents approved by the Committee under the Plan; and

v.	to employ one or more persons to render advice with respect to any of its responsibilities under the Plan.

5.	Performance Periods.

Unless otherwise determined by the Committee, the Performance Period for (a) AIP Awards will be one year and (b) LTI Awards will be three years. Performance Periods for LTI Awards may, or may not, be overlapping.

6.	Eligibility; Participation.

(a) Corporate officers, group presidents and other key Employees shall be eligible to be designated a Participant. Prior to the start of a Performance Period, or as soon as practicable thereafter, the Committee (or its delegate), shall designate those Employees of the Company and its Related Companies who shall be Participants in the Plan for such Performance Period.

(b) No Participant or other Employee shall at any time have a right to be selected for participation in the Plan for any Performance Period, whether or not he or she previously participated in the Plan.

7.	Award Opportunities.

(a) Awards shall be earned, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events as the Committee or its delegates under Section 4(b) shall determine. Prior to, or as soon as practicable after, the beginning of each Performance Period, the Committee shall establish in writing, and communicate to Participants, the applicable Performance Goals and individual Target Award Opportunities for that Performance Period. The Target Award Opportunity represents the potential AIP Award or LTI Award, as applicable, to be earned by the Participant if the “target” level Performance Goals established with respect to such AIP Award or LTI Award, as applicable, are achieved. Participants may also receive a range of opportunities that reflect threshold and maximum payouts if corresponding levels of performance are met.

(b) If, at the time of grant, the Committee intends an Award to qualify as “other performance based compensation” within the meaning of Section 162(m)(4) of the Code, the Committee must establish the Target Award Opportunity (subject to the right of the Committee to exercise discretion to reduce payment amounts following the conclusion of the Performance Period), specific threshold, target and maximum Performance Goals (including whether to exclude certain extraordinary, unusual, infrequently occurring, or similar items), and a performance scale that presents their relationship to the Target Award Opportunity no later than 90 days following the first day of the Performance Period or after twenty-five percent (25%) of the Performance Period has elapsed, if earlier, and the outcome relative to the attainment of the Performance Criteria shall not be substantially certain at the time the Performance Goals and Target Award Opportunity are established. This Section 7(b) is intended to ensure compliance with the exception from Code Section 162(m) for qualified “performance-based compensation,” and shall be construed, applied and administered accordingly with respect to any Participant who is a Covered Employee.

8.	Maximum Awards; Performance Goals.

Notwithstanding any other provision of the Plan, the maximum amount that may be paid to a Participant under the Plan in any single fiscal year of the Company is $10 million; provided, however, that the maximum Award amounts will be pro-rated if the Performance Period for the Award is less than a full fiscal year of the Company.

For each Performance Period, the Committee will establish in writing Performance Goals based on one or more of the following performance criteria, either individually, alternatively or in any combination, on a basis consistent with U.S. Generally Accepted Accounting Principles (“GAAP”) or on a non-GAAP or adjusted GAAP basis, applied to either the Company as a whole or to a Related Company, business unit, affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award or by duly adopted resolution: (i) sales or cash return on sales; (ii) cash flow or free cash flow or net cash from operating activity; (iii) earnings (including gross margin, earnings before or after interest and taxes, earnings before taxes, and net earnings); (iv) basic or diluted earnings per share; (v) growth in earnings or earnings per share; (vi) book value per share; (vii) cash return on investments; (viii) stock price; (ix) return on equity or average shareholders’ equity; (x) total shareholder return; (xi) return on capital; (xii) return on assets or net assets; (xiii) return on investments; (xiv) revenue or gross profits; (xv) gross profit margins; (xvi) profit before financial items; (xvii) income or net income; (xviii) pretax income before allocation of corporate overhead and bonus; (xix) operating income or net operating income; (xx) operating profit or net operating profit (whether before or after taxes); (xxi) operating margin; (xxii) return on operating revenue; (xxiii) working capital or net working capital; (xxiv) market share; (xxv) asset velocity index; (xxvi) contract awards or backlog; (xxvii) overhead or other expense or cost reduction; (xxviii) growth in shareholder value relative to the moving average of the S&P 500 or a peer group index; (xxix) credit rating; (xxx) strategic plan development and implementation; (xxxi) improvement in workforce diversity; (xxxii) customer satisfaction; (xxxiii) employee satisfaction; (xxxiv) management succession plan development and implementation; (xxxv) employee or customer retention; (xxxvi) global operations inventory turn timing; (xxxvii) global operations financial performance; (xxxviii) global operations service performance; and (xxxix) shipping timing reduction.

9.	Adjustments of Awards for Unusual or Nonrecurring Events.

The Committee may provide at the time when Performance Goals are established with respect to a Performance Period for the adjustment of such Performance Goals as it deems equitable in recognition of unusual, infrequently occurring or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine, including, without limitation, acquisitions or divestitures, restructurings, discontinued operations, extraordinary items, an event either not directly related to the operations of the Company, a Related Company, division, business segment or business unit or not within the reasonable control of management, and foreign exchange gains or losses. In addition, the Committee may adjust (up or down) the amount of an Award that is paid to a Participant who is not a Covered Employee on the basis of such considerations as the Committee shall determine in its sole discretion.

10.	Payment of Earned Awards.

(a) Payment of earned Awards will be made in one lump sum within a reasonable period following the completion of the applicable Performance Period after the Committee certifies in writing the extent to which the Performance Goals were achieved during the Performance Period, but not later than the 15th day of the third calendar month following the end of the Performance Period. Payment is subject to applicable tax and other authorized withholdings. If payment is delayed due to an unforeseeable event or other administrative delays, payment shall in no event be made later than the 15th day of the third month after the end of the taxable year of the Participant in which the Award was earned. Other withholdings may include, but not be limited to, amounts previously elected to be deferred to a tax-qualified or non-qualified retirement or deferred compensation plan.

Adjustments to earned Awards may be made based on individual performance and any other factors the Committee deems relevant; provided that adjustments of Awards to Covered Employees may only be made to reduce, not increase, the amount of an Award. An earned Award, as adjusted if applicable, shall be the amount of the Covered Employee’s “Final Award.” Awards may be paid in cash, Company common stock, $1.00 par value (“Company Stock”), or a combination of cash and stock, as determined by the Committee in its sole discretion. Any Company Stock used to satisfy Awards under this Plan shall be authorized and issued under an equity compensation plan of the Company that has been approved by stockholders and permits such Awards, which may include, without limitation, any such equity compensation plan previously approved by stockholders that did not expressly provide for the issuance of Company Stock to satisfy Awards, but which is subsequently amended without stockholder approval to permit the issuance of Company Stock to satisfy Awards where such amendment without stockholder approval is permitted by the applicable listing standards of the New York Stock Exchange or any other exchange on which the Company Stock is traded.

(b) If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for satisfaction of Awards under the Plan, and the kind of shares issued or payable in satisfaction of Awards under the Plan shall be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

11.	Termination of Employment and Forfeiture.

(a) Except as provided in (b) below or as otherwise determined by the Committee or a Participant’s individual employment, severance or change in control agreement heretofore or hereafter entered into by the Company, no Award will be paid in the event of a Participant’s Termination of Employment before the last day of the Performance Period and all of the Participant’s rights to an Award for that Performance Period shall be forfeited unless otherwise determined by the Committee in its sole discretion. A Participant need not be employed on the date payment is made in order to receive payment.

(b) Except as otherwise determined by the Committee at the time of an Award grant, if a Participant’s employment terminates during the first half of a Performance Period for an Award for any reason, the Participant shall receive no payment. Further, except as otherwise determined by the Committee at the time of an Award grant, if a Participant’s employment terminates during the second half of a Performance Period for an Award because of Retirement, death or Disability, the Participant shall receive a pro-rated payment. Any pro-rated payment will be based on actual performance through the end of the Performance Period and the days actually worked during the Performance Period and will be paid at the same time as Awards are paid to active Employees.

(c) The Committee may, in its discretion, require that all or any portion of an Award is subject to an obligation of repayment to the Company or Related Company, as applicable, upon the violation of a non-competition and confidentiality covenant applicable to the Participant. In addition, the Committee, in its discretion or to the extent required by applicable law, including, but not limited to, the applicable exchange listing rules, may or will, respectively, require repayment to the Company or Related Company, as applicable, of all or any portion of an Award if the amount of the Award was based wholly or in part upon attainment of any measure based upon or derived from financial reporting measures, including, but not limited to, stock price and total shareholder value, and the Company or Related Company is required to prepare an accounting restatement to correct an error that is material to its previously issued financial statements. This Section 11 (c) shall not be the Company’s exclusive remedy with respect to such matters. This provision shall survive the termination of the Plan.

12.	Deferral of Awards.

Not later than six months before the end of each Performance Period for an AIP Award or LTI Award, each Participant may elect, if permitted by the Committee and in the form and manner prescribed by the Committee in accordance with Section 409A of the Code, to defer the AIP Award or LTI Award for that Performance Period in accordance with the provisions of the Company’s nonqualified deferred compensation plan.

13.	Promotions or New Hires.

In its discretion, the Committee may allow individuals hired or promoted after the beginning of a Performance Period to participate in that Performance Period. An Employee who becomes eligible after the beginning of a Performance Period may participate in the Plan for that Performance Period on a ratable basis. If an Employee participates for only a portion of a Performance Period for any reason, the Performance Goals previously established under the Plan for that Performance Period shall apply to any Employees who become eligible after the beginning of the Performance Period, but his Award will be prorated. Such proration shall be based on the number of days the Employee performed services during the Performance Period while a Participant in the Plan over the total days in the Performance Period, or some similar method adopted by the Committee that results in a ratable reduction of the Award based on the partial Performance Period applicable to the Employee. In addition, in the event a Participant changes job levels during a Performance Period, the Participant’s Award may be adjusted to reflect the amount of time at each job level during the Performance Period. Notwithstanding anything in this Section 13 or in the Plan to the contrary, the Committee may determine whether the participation in the Plan by a Covered Employee who becomes eligible after the beginning of the Performance Period shall comply with the provisions of Code Section 162(m).

14.	Withholding.

The Company may withhold from any Award payments any taxes required to be withheld for federal, state or local governmental purposes. The Participant and his Beneficiary shall bear all taxes on amounts paid under the Plan to the extent that no taxes are withheld, irrespective of whether withholding is required.

15.	Employment Rights.

Nothing in this Plan shall interfere with or limit in any way the right of the Company or a Related Company to terminate any Participant’s employment at any time for any reason. There is no obligation for uniformity of treatment of Participants under this Plan or otherwise. No person shall have any claim or right to be granted an Award under this Plan and the receipt of an Award shall not give an Employee the right to receive any subsequent Award.

16.	No Limitation on Compensation.

Nothing in the Plan shall be construed to limit the right of the Company or a Related Company to establish other plans or to pay compensation to its employees in a manner which is not expressly authorized under the Plan.

17.	No Trust or Fund Created.

The Awards under the Plan shall be paid solely from the general assets of the Company or Related Company, as applicable. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. Further, nothing herein shall be construed to require the Company, a Related Company or the Board to maintain any fund or to segregate any amount for the benefit of any Participant, and no Participant or other party claiming an interest in amounts earned under the Plan shall have any right against, right to, or security or other interest in, any fund, account, or asset of the Company or any of its Related Companies from which the payment pursuant to the Plan may be made. The Plan is intended to constitute an unfunded plan for incentive compensation. No rights under this Plan shall be greater than the right of any unsecured general creditor of the Company.

18.	Amendment or Termination.

The Committee may amend, modify or terminate the Plan, in whole or in part, at any time and from time to time, without notice; provided, however, that no change may, without the consent of a Participant, reduce the amount of Final Awards. Shareholder approval of any amendment will be required only as required by Applicable Law. No new Award may be granted during any period of suspension of the Plan or after termination of the Plan.

19.	Governing Law.

The Plan and all Awards under the Plan shall be construed, administered and regulated in accordance with, and any disputes arising under the Plan and any Award shall be determined in accordance with, the laws of the Commonwealth of Pennsylvania, except as to matters preempted.

20.	Nontransferability.

No right or interest of any Participant in the Plan shall be assignable or transferable, other than by will or pursuant to the laws of descent and distribution, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, by execution, levy, garnishment, attachment, pledge, or bankruptcy, and any attempt to take any such action shall be null and void.

21.	Recipient of Payment.

(a) Except as otherwise provided in paragraph (b), below, any Award under the Plan shall be paid to the Participant, or to the Beneficiary of a deceased Participant.

(b) If the Committee deems any person entitled to receive any amount under the provisions of the Plan to be incapable of receiving or disbursing the same by reason of minority, illness or infirmity, mental incompetence, or incapacity of any kind, the Committee may, in its sole discretion, (i) apply such amount directly for the comfort, support and maintenance of such person; (ii) reimburse any person for any such support theretofore supplied to the person entitled to receive any such payment; (iii) pay such amount to any person selected by the Committee to disburse it for such comfort, support and maintenance, including without limitation, any relative who has undertaken, wholly or partially, the expense of such person’s comfort, care and maintenance, or any institution in whose care or custody the person entitled to the amount may be; or (iv) with respect to any amount due to a minor, deposit such amount to his or her credit in any savings or commercial bank of the Committee’s choice, direct that such distribution be paid to the legal guardian, or if none, to a parent of such person or a responsible adult with whom the minor maintains his or her residence, or to the custodian for such person under the Uniform Gift to Minors Act or Gift to Minors Act, if such payment is permitted by the laws of the state in which the minor resides.

(c) If a payment is made under the Plan to a third party pursuant to Section 22(b), above, the Plan, the Board, the Committee, and the Company shall be relieved, to the fullest extent permitted by law, of any obligation to make a duplicate payment to or on behalf of the Participant or Beneficiary.

22.	Headings.

Any headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.

23.	Severability.

If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted herein. In addition, if any provision of the Plan inadvertently causes an Award granted under the Plan to be “nonqualified deferred compensation” within the meaning of section 409A of the Code, then such Award shall be construed and enforced as if the provision had never been inserted therein.

ANNUAL MEETING OF STOCKHOLDERS OF

TELEFLEX INCORPORATED

April 29, 2016

PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.
MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON – You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement, 2015 Annual Report and Proxy Card are available at www.teleflex.com/ProxyMaterials

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

			FOR	AGAINST	ABSTAIN
Proposal 1. Election of Directors:
Nominees:
		1a. Patricia C. Barron	☐	☐	☐
		1b. W. Kim Foster	☐	☐	☐
		1c. Jeffrey A. Graves	☐	☐	☐
		Proposal 2. Approval of the Teleflex Incorporated 2016 Executive Incentive Plan	☐	☐	☐
		Proposal 3. Approval, on an advisory basis, of named executive officer compensation	☐	☐	☐
		Proposal 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016.	☐	☐	☐

The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting.

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS AT LEFT AND RETURN IN THE ENCLOSED ENVELOPE.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐		Please check here if you plan to attend the meeting. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TELEFLEX INCORPORATED

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the internet at WWW.VOTEPROXY.COM, following the instructions provided. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints James J. Leyden and Daniel V. Logue proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, subject to any directions indicated on the other side of this proxy card, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 29, 2016 or any adjournment thereof.

(Continued on the other side)